Exhibit 10.99

[***].  Confidential Treatment Requested – Certain information in this exhibit has been omitted and filed separately with the commission.  Confidential treatment has been requested with respect the omitted portions.

ASSET PURCHASE AGREEMENT

By and Among

HYUNDAI SYSCOMM, INC.

3R INC.

DR. SEONG IK JANG

and

UTSTARCOM, INC.

Dated as of February 26, 2004

i

EXHIBITS

A	List of Principal Creditors

B	Form of Creditor Consent

C	Form of Intellectual Property License Agreement

2.05(a)(i)	Form of Bill of Sale and Assignment

2.05(a)(ii)	Form of Assignment of Owned Intellectual Property

2.05(a)(iii)	Form of Assumption Agreement

v

DISCLOSURE SCHEDULE

The Disclosure Schedule shall include the following Sections:

3.03	Governmental Consents and Approvals

3.05	Absence of Undisclosed Liabilities

3.07	Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions

3.08	Litigation

3.11	Material Contracts

3.12	Intellectual Property

3.13	Tangible Personal Property

3.14	Purchased Assets

3.16	Labor Matters

3.17	Employees

3.18	Taxes

3.24	Accounts Receivable

3.29	Past Due Obligations

5.01(b)	Conduct of Business

5.04(c)	Regulatory and Other Authorizations; Notices and Consents

5.08	Non-Competition

6.01	Key Employees

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 26, 2004, by and among HYUNDAI SYSCOMM, INC., a corporation organized and existing under the Laws of Korea (the “Seller”), 3R INC., a corporation organized and existing under the Laws of Korea (“3R”), DR. SEONG-IK JANG (“Dr. Jang”), and UTSTARCOM, INC., a Delaware corporation (the ”Purchaser”).

WHEREAS, the Seller, directly and through Brain Technology Industries Company Ltd., a corporation organized and existing under the laws of Korea (“BTI”), is engaged in the business of manufacturing and selling wireless telecommunication equipment, software, systems and related products (the ”Business”);

WHEREAS, the Seller wishes to sell to the Purchaser (or to one or more Affiliates of the Purchaser designated by the Purchaser), and the Purchaser (through the Purchaser or any such Affiliate of the Purchaser) wishes to purchase from the Seller, certain assets of the Seller, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Purchaser and BTI have entered into an agreement dated as of today (the “BTI Agreement”) pursuant to which BTI wishes to sell certain tangible personal property of BTI (the “BTI Assets”) to the Purchaser (or to its designee) and the Purchaser (or its designee) wishes to purchase such property from BTI, all upon the terms and subject to the conditions set forth therein;

WHEREAS, the Seller has facilitated, or will facilitate, the hiring of certain of the Seller’s employees by the Purchaser or its designated Affiliate on or prior to the Closing Date;

WHEREAS, the Board of Directors of the Seller has determined that this Agreement and the transactions contemplated hereby are in the best interests of the Seller, its shareholders and its creditors;

WHEREAS, the shareholders of the Seller with requisite voting power have duly approved the transactions contemplated in this Agreement;

WHEREAS, it is a condition to the consummation of the transactions contemplated hereby that each of the creditors of the Seller set forth in Exhibit A (the ”Principal Creditors”) execute and deliver the creditor consent (the ”Creditor Consent”) substantially in the form set forth in Exhibit B to each of the Seller and the Purchaser;

WHEREAS, concurrently with the consummation of the transactions contemplated hereby, the Purchaser and/or one or more of its Affiliates and the Seller will enter into an Intellectual Property License Agreement (the ”Intellectual Property License Agreement”) substantially in the form attached hereto as Exhibit C, pursuant to which, among other things, the Purchaser and/or one or more of its Affiliates are willing to license to the Seller certain Intellectual Property assets purchased by the Purchaser (through the Purchaser or one or more Affiliates of the Purchaser designated by the Purchaser) pursuant to this Agreement, upon the terms and subject to the conditions set forth in the Intellectual Property License Agreement; and

WHEREAS, 3R and Dr. Jang are direct or indirect stockholders of the Seller.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller, 3R and Dr. Jang and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Certain Defined Terms.  For purposes of this Agreement:

“Acquisition Documents” means this Agreement, the Ancillary Agreements and any certificate delivered pursuant to this Agreement or the transactions contemplated by this Agreement.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; with respect to the Seller, such other Person shall include Dr. Jang and 3R.

“Business Day” means any day that is not a Saturday, a Sunday, a holiday or other day on which banks are required or authorized by Law to be closed in The City of New York or Seoul, Korea.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or capital gains and similar Taxes.

“Copyrights” means mask works, rights of publicity and privacy, and copyrights in works of authorship of any type, including Software, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement.

“due inquiry”, as used in this Agreement and as it pertains to the Seller, means inquiring about the  knowledge of the Seller’s Affiliates.

“Encumbrance” means any security interest (including yang do tambo), pledge, hypothecation, mortgage (including kun mortgage), lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

“Environmental Claims” means any Claims relating in any way to any Environmental Law or any Environmental Permit, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services over an initial period of 180 days or more, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with Korean GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Seller pursuant to Section 9.02 and the Purchaser pursuant to Section 9.03, as the case may be.

“Intellectual Property” means (a) Patents, (b) Trademarks, (c) Copyrights, (d) Trade Secrets and (e) Software.

“IP Agreements” means (a) licenses of Owned Intellectual Property from the Seller to third parties other than with respect to systems sold by the Seller, (b) licenses of Intellectual Property (other than Trademarks and the Retained Trade Secrets) from third parties to the Seller, (c) agreements between the Seller and third parties relating to the development or use of Intellectual Property (other than Trademarks and the Retained Trade Secrets), and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Owned Intellectual Property.

“Korea” means the Republic of Korea.

“Korean GAAP” means generally accepted accounting principles and practices in Korea in effect from time to time applied consistently throughout the periods involved.

“Law” means any foreign, federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law and the law of Korea).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means Intellectual Property (other than Trademarks and the Retained Trade Secrets) licensed to the Seller pursuant to the IP Agreements.

“Material Adverse Effect” means any circumstance, change in or effect on the Seller, or the Purchased Assets that, individually or in the aggregate with all other circumstances, changes in or effects on the Seller, or the Purchased Assets:  (a) is or is reasonably likely to be materially adverse to the continuing business, continuing operations, assets or liabilities (including contingent liabilities), employee relationships, liquidity or the condition (financial or otherwise) of the Seller, (b) is or is reasonably likely to be materially adverse to the Seller’s ability to perform its obligations under this Agreement or any of the Ancillary Agreements, or (c) is reasonably likely to be materially adverse to (i) the Purchased Assets or (ii) the use or intended use of the Purchased Assets by the Seller or BTI.

“Owned Intellectual Property” means Intellectual Property (other than Trademarks and the Retained Trade Secrets) owned by the Seller.

“Patents” means United States, foreign and international patents, patent applications, utility models, utility model applications, designs, design applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which the Seller is not otherwise subject to civil or criminal liability due to its existence:  Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of 50,000,000 Korean Won in the aggregate at any time.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity; for purposes of this Agreement, two or more individuals or entities acting as a partnership, syndicate or group for the purpose of acquiring, holding or disposing of securities of an issuer shall be deemed to be a ”Person”.

“Reference Balance Sheet Date” means the date of the latest audited balance sheet included in the Financial Statements.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

“Retained Trade Secrets” means Trade Secrets which are (i) financial and tax records of the Seller and (ii) employment records of the Seller.

“Seller’s Software” means all Software owned by the Seller.

“Software” means computer software, programs and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“subsidiaries” of a Person means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities in which such Person holds, directly or indirectly, through one or more intermediaries, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise, (i) the ability to designate a majority of the directors or other Persons performing similar functions, or (ii) a majority of the economic equity interest.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Tax authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” means trade secrets, know-how and other confidential or proprietary technical, business and other information, including inventions (whether or not patentable or reduced to practice) and improvements thereto, manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

“Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.

“Transferred IP Agreements” means the IP Agreements other than (i) those agreements to be set forth in writing by the Purchaser prior to the Closing and (ii) those commercial off-the-shelf software licenses to be mutually agreed upon by the Seller and the Purchaser.

SECTION 1.02.  Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“3R”	Preamble
“Agreement”	Preamble
“Allocation”	2.03(c)
“Ancillary Agreements”	2.05(a)
“Assignment of Owned Intellectual Property	2.05(a)
“Assumed Liabilities”	2.02
“Assumption Agreement”	2.05(a)
“Audited Financial Statements”	3.04(a)
“Bill of Sale”	2.05(a)
“BTI”	Recitals
“BTI Agreement”	Recitals
“BTI Assets”	Recitals
“Business”	Recitals
“Closing”	2.04
“Closing Date”	2.04(b)
“Contingent Payment Condition”	2.03(b)
“Creditor Consent”	Recitals
“Distributorship Agreement”	5.11
“Dr. Jang”	Preamble
“Financial Statements”	3.04(a)
“FTL”	3.26
“Holdback Amount”	2.03(a)(iii)
“Insolvency Event”	3.22
“Insolvency Statute”	3.22
“Intellectual Property License Agreement”	Recitals
“Key Employees”	6.01(a)

Definition	Location

“KFTC”	3.26
“Loss”	9.02
“Manufacturing Agreement”	5.10
“Material Contracts”	3.11(a)
“Multiemployer Plan”	3.15
“Multiple Employer Plan”	3.15
“Outstanding Claims”	2.07(b)(ii)
“Principal Creditors”	Recitals
“Purchase Price”	2.03(a)
“Purchased Assets”	2.01(a)
“Purchaser”	Preamble
“Purchaser Indemnified Party”	9.02
“Reserve Amount”	2.07(b)(ii)
“Restricted Period”	5.08(a)
“Seller”	Preamble
“Seller Indemnified Party”	9.03
“Tangible Personal Property”	3.13(a)
“Third Party Claim”	9.04(b)
“Training Agreement”	5.09
“Transition Services Agreement”	5.14
“Unaudited Balance Sheet”	3.04(a)

ARTICLE II

PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale of Purchased Assets.  (a)  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser (or to one or more Affiliates of the Purchaser designated by the Purchaser at or prior to Closing), and the Purchaser shall (or shall cause one or more Affiliates of the Purchaser designated by the Purchaser at or prior to the Closing to) purchase from the Seller and, with respect to the BTI Assets, BTI the following assets and properties of the Seller or BTI (the ”Purchased Assets”):

(i)            all of the Seller’s right, title and interest in, to and under the Owned Intellectual Property (including Patents claiming any Trade Secrets existing as of the Closing Date) and the Transferred IP Agreements, copies and tangible embodiments thereof in whatever form or medium, and all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof;

(ii)           all Claims, causes of action, choices in action, rights of recovery and rights of setoff of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials, or equipment, or components thereof), related to the Owned Intellectual Property and the Transferred IP Agreements;

(iii)          all literature and graphical or written expressions, in whatever form, related to the Owned Intellectual Property, including technical documentation, user manuals, and development documentation;

(iv)          such equipment, machinery, furniture, fixtures and other tangible personal property owned by the Seller or BTI to be set forth in writing by the Purchaser on or prior to the Closing; provided, however, that the Seller and the Purchaser shall negotiate in good faith with respect to such tangible personal property that the Seller or BTI reasonably requires to conduct the Business in Korea after the Closing;

(v)           to the extent transferable under applicable law, the military service exemptions applicable to any employees of the Seller who are hired by the Purchaser pursuant to this Agreement; and

(vi)          to the extent transferable, any franchises, permits, licenses, agreements, waivers and authorizations of any Governmental Authority held or used by the Seller or BTI in connection with any items listed in clause (i), (ii), (iii), (iv) or (v) of this Section 2.01; provided, however, that with respect to such franchises, permits, licenses, agreements, waivers or authorizations that the Seller or BTI reasonably requires to conduct the Business in Korea after the Closing, the Seller and the Purchaser shall negotiate in good faith with respect to which franchises, permits, licenses, agreements, waivers and authorizations shall be retained by the Seller or BTI.

(b)           Notwithstanding anything in Section 2.01(a) to the contrary, the Seller shall retain, and the Purchaser shall not purchase from the Seller, any of the assets and properties owned by the Seller, other than the Purchased Assets.

SECTION 2.02.  Seller’s Liabilities.  At the Closing, the Purchaser shall assume and become responsible for paying, performing and discharging all obligations arising after the Closing (i) under the Transferred IP Agreements and (ii) in connection with or related to any claims made by Motorola Inc. against the Purchaser or its Affiliates with respect to products sold, or services provided, by the Purchaser or its Affiliates using the Purchased Assets after the Closing; provided, however, that the Purchaser is not assuming any liabilities in connection with or related to any claims made by Motorola Inc. or any other third party with respect to products sold, or services provided by (i) any Person using the Purchased Assets on or before the Closing or (ii) the Seller using the license under the Intellectual Property License Agreement on or after the Closing (collectively, the “Assumed Liabilities”).  Notwithstanding anything to the contrary contained herein, the Seller shall retain, and shall be responsible for paying, performing and discharging all of the Seller’s Liabilities when due, and neither the Purchaser nor any of its Affiliates shall assume or have any responsibility for, any of the Liabilities of the Seller other than the Assumed Liabilities.

SECTION 2.03.  Purchase Price; Allocation of Purchase Price.  (a)  The purchase price for the Purchased Assets and for the performance by the Seller, 3R and Dr. Jang under this Agreement (including, without limitation, the covenants contained in Section 5.08) (the ”Purchase Price”) shall consist of and be payable as follows:

(i)            On the Closing Date, the Purchaser shall pay to the Seller (subject to Section 2.03(d)) an amount equal to U.S. $[***] less the amount, if any, to be paid to BTI in consideration for the tangible personal assets, if any, to be purchased by the Purchaser pursuant to the BTI Agreement, provided, however, that, if the aggregate depreciated book value of the Purchased Assets described in Section 2.01(a)(iv), as reflected on the Seller’s or BTI’s balance sheet, as the case may be, as of the Closing Date (to be prepared by the Seller and BTI on or prior to the Closing Date in accordance with Korean GAAP on a basis consistent with the past practices of the Seller or BTI, as the case may be, and converted into U.S. Dollars at then-prevailing exchange rates), exceeds U.S. $1,500,000, then the Purchaser shall pay to the Seller, at the Closing, an additional amount equal to the amount by which the aggregate depreciated book value of the Purchased Assets described in Section 2.01(a)(iv) exceeds U.S. $1,500,000; it being agreed and understood that, if the Seller or BTI, as the case may be, in good faith is unable to prepare such balance sheets on or before the Closing, the parties shall in good faith agree upon a reasonable estimate of such depreciated book value for purposes of the Closing and shall confirm such depreciated book value and, if necessary, reconcile any additional payment as soon as practicable after the Closing; and

(ii)           The Purchaser shall retain U.S. $[***] (the ”Holdback Amount”) and, pursuant to Section 2.07, shall pay the Seller (subject to Section 2.03(d)) a portion or all of such amount on such dates as specified in Section 2.07.

(b)           The Purchaser shall pay, on or before 180 days after the Closing Date, to the Seller (subject to Section 2.03(d)) U.S. $[***] if and only if the Contingent Payment Condition is satisfied on or before 5:00 p.m. (Seoul, Korea time) on the date [***] from the Closing Date.  For purposes of this Agreement, the ”Contingent Payment Condition” shall be satisfied at such time as [***].

(c)           The Purchase Price set forth in Section 2.03(a)(i), and (ii) shall be allocated among the Purchased Assets and the covenants contained in Section 5.08 as of the Closing Date in accordance with an allocation to be mutually agreed upon before the Closing (the ”Allocation”).  For all Tax purposes, the Purchaser and the Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including the Allocation, and that neither the Seller nor the Purchaser shall take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise.

(d)           Any and all payments made to the Seller pursuant to Section 2.03(a)(i), 2.03(a)(ii) or 2.03(b) shall be used promptly by the Seller to pay obligations owed to creditors of the Seller; prior to any payments to the Seller pursuant to Sections 2.03(a)(i), 2.03(a)(ii) or 2.03(b), the Seller shall present to the Purchaser for approval, which approval shall not be unreasonably withheld or delayed, a list of such creditors and the amounts to be paid to each such creditor, provided that part or all of the payments pursuant to Sections 2.03(a)(i) shall first be used to pay each Key Employee who has accepted the Purchaser’s offer of employment any and all amounts (to the extent not already paid), including salary and bonuses, owed by the Seller or its Affiliates to such Key Employees through the Closing Date; provided, further, that the Purchaser may pay such creditors or Key Employees directly instead of making any such payments to the Seller and any and all such payments to such creditors or Key Employees will be credited towards the Purchase Price.

SECTION 2.04.  Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets contemplated by this Agreement shall take place at a closing (the ”Closing”) to be held at the offices of Shearman & Sterling LLP, 1080 Marsh Road, Menlo Park, California 94025 at 10:00 A.M. California time on the later to occur of (a) March 31, 2004; provided, however, that the Purchaser may, with a prior written notice to the Seller on or prior to March 31, 2004, designate any date within 15 days from March 31, 2004 as the earliest day of Closing, or (b) the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VIII, or at such other place or at such other time or on such other date as the parties hereto may mutually agree upon in writing (the day on which the Closing takes place being the ”Closing Date”).

SECTION 2.05.  Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a)           a bill of sale substantially in the form of Exhibit 2.05(a)(i) (the ”Bill of Sale”), an assignment of Owned Intellectual Property substantially in the form of Exhibit 2.05(a)(ii) (the ”Assignment of Owned Intellectual Property”) and an assumption agreement substantially in the form of Exhibit 2.05(a)(iii) (the “Assumption Agreement,” and together with the Bill of Sale, the Assignment of Owned Intellectual Property, the Intellectual Property License Agreement, the Training Agreement, the Manufacturing Agreement, the Distribution Agreement and the Transition Services Agreement, the ”Ancillary Agreements”), executed counterparts of each of the Ancillary Agreements and such other instruments, in form and substance reasonably satisfactory to the Purchaser, as may be reasonably requested by the Purchaser to transfer the Purchased Assets to the Purchaser or to evidence such transfer on the public records;

(b)           a true and complete copy, certified by a representative director of the Seller of the resolutions duly and validly adopted by the Board of Directors and the shareholders of the Seller evidencing their authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(c)           certificates of the representative directors of the Seller certifying the names and signatures of the officers of the Seller authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

(d)           the opinions, certificates and other documents required to be delivered pursuant to Section 8.02; and

(e)           receipt for the Purchase Price less the Holdback Amount.

SECTION 2.06.  Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver to the Seller:

(a)           a true and complete copy, certified by an officer of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(b)           certificates of officers of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

(c)           opinion, certificates and other documents required to be delivered pursuant to Section 8.01;

(d)           the executed counterpart of the Assumption Agreement; and

(e)           the Purchase Price less the Holdback Amount.

SECTION 2.07.  Holdback.

(a)           At the Closing, the Purchaser shall retain the Holdback Amount, and, subject to Article IX, has the right, to pay for and/or settle by offsetting against the Holdback Amount any Loss suffered or incurred by any Purchaser Indemnified Party (including any Action brought or otherwise initiated by any Purchaser Indemnified Party), arising out of or resulting from clause (a), (b), (c) or (d) of Section 9.02.

(b)           On the fifth Business Day after the first anniversary of the Closing Date, the Purchaser shall transfer to the Seller (subject to Section 2.03(d)) an amount in cash equal to the Holdback Amount less the sum of:

(i)            the aggregate of all Losses incurred or suffered by any Purchaser Indemnified Party in accordance with Section 2.07(a) and Article IX prior to such date; and

(ii)           the aggregate of such Purchaser Indemnified Party’s good faith estimate (the ”Reserve Amount”) of the total Losses that could be incurred or suffered (the ”Outstanding Claims”) by such Purchaser Indemnified Party in accordance with Section 2.07(a) and Article IX, and specified in a notice to be given pursuant to Section 9.04; provided, however, that such notice shall be given at or prior to the time the cash specified in Section 2.07(b) is transferred.

(c)           Upon the settlement of all Outstanding Claims, the Purchaser shall transfer to the Seller (subject to Section 2.03(d)) the Reserve Amount less all Losses incurred or suffered in accordance with Article IX with respect to the Outstanding Claims.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement, the Seller, 3R and Dr. Jang, jointly and severally, hereby represent and warrant to the Purchaser as follows:

SECTION 3.01.  Organization, Authority and Qualification of the Seller.  (a) Each of the Seller and 3R is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.  The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each of the Seller and 3R, the performance by each of the Seller and 3R of its obligations hereunder and thereunder and the consummation by each of the Seller and 3R of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller and its shareholders and 3R, as the case may be.  This Agreement has been, and upon their execution the Ancillary Agreements to which it is a party shall have been, duly executed and delivered by each of the Seller, 3R and Dr. Jang and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements to which it is a party shall constitute, legal, valid and binding obligations of the Seller, 3R and Dr. Jang enforceable against the Seller, 3R and Dr. Jang in accordance with their respective terms.  Dr. Jang has full capacity, right, power and authority to enter into this Agreement.

(b)           The Seller has no subsidiaries.

SECTION 3.02.  No Conflict.  Assuming the obtaining of the approvals referred to in Sections 4.03, 8.01(e), 8.01(f), and 8.02(j), except as may result from any facts or circumstances related solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by the Seller does not and will not (a) violate, conflict with or result in the breach of any provision of the articles of incorporation (or similar organizational documents) of the Seller, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Seller, or any of its assets, properties or businesses, which conflict or violation would have a Material Adverse Effect, (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller is a party, which conflict, breach, default, absence of consent or rights, all as referred to in this clause (c), relates to the Purchased Assets or would otherwise have a Material Adverse Effect, or (d) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement by which any of the Purchased Assets is bound or affected.

SECTION 3.03.  Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except as described in Section 3.03 of the Disclosure Schedule.  The Seller has obtained all permits, licenses and authorizations and other approvals of all Governmental Authorities required for the Seller and BTI to engage in the Business, all of which (i) are valid and in full force and effect and (ii) are either assignable to the Purchaser or can be readily obtained by the Purchaser upon application, other than those permits, licenses, authorizations and other approvals which, if not obtained, would not have a Material Adverse Effect.

SECTION 3.04.  Financial Information; Books and Records.  (a)  True and complete copies of the audited balance sheet of the Seller as of December 31, 2001, the audited balance sheet of the Seller as of December 31, 2002, and the audited statements of income, retained earnings, stockholders’ equity and changes in financial position of the Seller for the period from inception to December 31, 2002, together with all related notes and schedules thereto, accompanied by the reports thereon of the Seller’s independent accountants (collectively referred to herein as the “Audited Financial Statements”) and true and complete copies of the unaudited balance sheet of the Seller for the year ended as of December 31, 2003 (the “Unaudited Balance Sheet,” and together with the Audited Financial Statements, the ”Financial Statements”) have been delivered by the Seller to the Purchaser.  The Audited Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Seller, (ii) present fairly the financial condition and results of operations of the Seller as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with Korean GAAP applied on a basis consistent with the past practices of the Seller and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Seller and the results of the operations of the Seller as of the dates thereof or for the periods covered thereby, except where the failure to be so prepared, to so present and to so include, all as contemplated by clauses (i) through (iv), would not have a Material Adverse Effect.  The Unaudited Balance Sheet, subject to any audit adjustments, (i) was prepared in accordance with the books of account and other financial records of the Seller, (ii) presents fairly the financial condition of the Seller as of the date thereof and (iii) has been prepared in accordance with Korean GAAP applied on a basis consistent with past practices of the Seller, except where the failure to be so prepared and to so present, all as contemplated by clauses (i) through (iii), would not have a Material Adverse Effect.

(b)           The books of account and other financial records of the Seller:  (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with Korean GAAP applied on a basis consistent with the past practices of the Seller, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

SECTION 3.05.  Absence of Undisclosed Liabilities.  There are no material Liabilities of the Seller of the kind which are recorded as liabilities in a balance sheet prepared in accordance with Korean GAAP other than (i) Liabilities as of January 31, 2004, set forth in Section 3.05 of the Disclosure Schedule and (ii) Liabilities incurred since January 31, 2004 in the ordinary course of business which do not have a Material Adverse Effect.  Except as set forth in Section 3.05 of the Disclosure Schedule, to the Seller’s best knowledge, there are no Liabilities which are likely to be asserted against the Seller and, if asserted, to have a Material Adverse Effect.

SECTION 3.06.  Acquired Assets.  Since the Reference Balance Sheet Date, all the Purchased Assets have been acquired for consideration not less than the fair market value of such Purchased Assets at the date of such acquisition.

SECTION 3.07.  Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions.  Since the Reference Balance Sheet Date (or with respect to Sections 3.07(b) and 3.07(d), September 30, 2003), except as set forth in Section 3.07 of the Disclosure Schedule, the Seller has conducted its business in the ordinary course and consistent with past practice.  As amplification and not limitation of the foregoing, except as set forth in Section 3.07 of the Disclosure Schedule, since the Reference Balance Sheet Date, the Seller has not:

(a)           permitted or allowed any of the Purchased Assets to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

(b)           except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance, or paid or otherwise discharged any Liability, other than current liabilities reflected on the latest balance sheet in the Financial Statements and current liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2003;

(c)           amended, terminated, cancelled or compromised any material claims or waived any other rights which constitute a portion of the Purchased Assets;

(d)           sold, transferred, leased, subleased, licensed or otherwise disposed of any Purchased Assets since September 30, 2003;

(e)           incurred any Indebtedness in excess of 50,000,000 Korean Won individually or 100,000,000 Korean Won in the aggregate;

(f)            made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person, in each case, in excess of 50,000,000 Korean Won in the aggregate;

(g)           (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Seller to any of its employees, including any increase or change pursuant to any employee plan, or (ii) established or increased or promised to increase any benefits under any employee plan, in either case except in the ordinary course of business or as required by Law or any collective bargaining agreement;

(h)           entered into any agreement, arrangement or transaction related to the Purchased Assets with any of its directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

(i)            disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent or in accordance with the terms of a confidentiality agreement);

(j)            (i) abandoned, permitted to lapse, sold, assigned, or granted any security interest in or to any item of the Owned Intellectual Property, Licensed Intellectual Property or IP Agreements, (ii) failed to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in each item of Owned Intellectual Property, Licensed Intellectual Property and IP Agreements, other than any such failure which would not have a Material Adverse Effect, (iii) granted to any third party (other than customers in the ordinary course of business) any license with respect to any Owned Intellectual Property or Licensed Intellectual Property or (iv) developed, created or invented any Intellectual Property jointly with any third party;

(k)           suffered any Material Adverse Effect;

(l)            agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.07 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.07, except as expressly contemplated by this Agreement and the Ancillary Agreements;

(m)          entered into any transaction, other than in the ordinary course and consistent with past practice or where the consummation of such transaction would not have a Material Adverse Effect;

(n)           terminated the employment of any Key Employee;

(o)           changed its accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) in any material respect;

(p)           made any capital expenditures exceeding 50,000,000 Korean Won for a single item or group of related items;

(q)           incurred any destruction of, damage to or loss of any asset, business or customer (whether or not covered by insurance) that resulted, or could reasonably be expected to result, in losses of more than 50,000,000 Korean Won in the aggregate;

(r)            authorized any write-off (as uncollectible) of any note or accounts receivable in excess of 50,000,000 Korean Won in the aggregate except in the ordinary course and consistent with past practice and in accordance with Korean GAAP;

(s)           settled, or agreed to settle, any action, suit or proceeding relating to the Business or the Purchased Assets; or

(t)            incurred any Material Adverse Effect in the relationships with its key customers, suppliers, vendors and agents or other key business partners.

SECTION 3.08.  Litigation.  Except as set forth in Section 3.08 of the Disclosure Schedule (which, with respect to each Action set forth therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of charges or other relief sought and, if applicable, paid or granted), there are no Actions by or against the Seller or affecting any of the Purchased Assets pending before any Governmental Authority (or, to the best knowledge of the Seller, threatened to be brought by or before any Governmental Authority).  None of the matters set forth in Section 3.08 of the Disclosure Schedule has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.  Except as set forth in Section 3.08 of the Disclosure Schedule, neither the Seller nor any of the Purchased Assets is subject to any Governmental Order (nor, to the best knowledge of the Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 3.09.  Compliance with Laws.  (a)  The Seller has conducted and continues to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Seller or any of its properties or assets, including the Purchased Assets, and the Seller is not in violation, and has not been in violation during the last three years, of any such Law or Governmental Order, other than, in each case, any noncompliance which does not have and is not reasonably likely to have a Material Adverse Effect.

(b)           No Governmental Order applicable to the Seller or any of the Purchased Assets has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 3.10.  Environmental and Other Permits and Licenses; Related Matters.  Except where the failure of a representation contained herein would not have a Material Adverse Effect:

(a)           the Seller is in compliance with all applicable Environmental Laws and all Environmental Permits and all such Environmental Permits are valid and in full force and effect for the conduct of the Business and where applicable, timely renewal applications have been submitted for all such authorizations and permits;

(b)           there has been no Release or threatened Release of any Hazardous Material on, under, or from any of the Seller’s real property or, during the period of the Seller’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Seller;

(c)           there are no Environmental Claims pending or threatened against the Seller, and there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim; the Business is and for the past three years has been conducted in compliance with all applicable Environmental Laws; and during the past three years, the Seller has not received any written notice regarding (i) any actual or alleged violation of any Environmental Law or (ii) any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Seller or its facilities arising under any Environmental Law; and

(d)           the Seller has no actual or alleged liability, whether fixed or contingent, under any Environmental Law.

SECTION 3.11.  Material Contracts.  (a)  Section 3.11(a) of the Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral agreements and informal arrangements) of the Seller (such contracts and agreements, together with all IP Agreements set forth in Section 3.12(a) of the Disclosure Schedule, being “Material Contracts”):

(i)            all contracts and agreements relating to Indebtedness of the Seller in excess of 50,000,000 Korean Won;

(ii)           all contracts and agreements with any Governmental Authority to which the Seller is a party;

(iii)          all contracts and agreements between or among the Seller and/or any Affiliate of the Seller;

(iv)          all employment contract, written or oral, with any executive officer or director of the Seller;

(v)           all contracts and agreements relating to restrictions on competition of the Seller or any of its employees;

(vi)          all joint venture contracts or arrangements or other arrangements involving sharing of profits;

(vii)         all agreements relating to the disposition or acquisition of assets or any interest in any business enterprise other than those entered into in the ordinary course and consistent with past practice; and

(viii)        all other contracts and agreements, whether or not made in the ordinary course of business, the absence of which would have a Material Adverse Effect.

(b)           Except as otherwise noted in Section 3.11(b) of the Disclosure Schedule, (i) each IP Agreement is valid and binding on the parties thereto and is in full force and effect and represents the entire agreement between the parties with respect to the subject matter thereof; (ii) each Transferred IP Agreement is freely and fully assignable to the Purchaser without penalty, impairment or other adverse consequences; and (iii) each Transferred IP Agreement, upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, shall continue in full force and effect without penalty, impairment or other adverse consequence.  The Seller is not in material breach of, or default under, any IP Agreement and no event has occurred that, with notice or lapse of time, would constitute a material breach or default or permit termination or modification of such IP Agreement.  To the best knowledge of the Seller after due inquiry, there is no material dispute concerning any IP Agreement regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Seller thereunder.

(c)           The Seller has made available to the Purchaser true and complete copies of all Material Contracts.

(d)           Except as set forth on Section 3.11(d) of the Disclosure Schedule, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Purchased Assets.

(e)           Except as set forth in Section 3.11(e) of the Disclosure Schedule and except where the failure of a representation contained herein would not have a Material Adverse Effect, (i) the Seller is not in default under any Material Contracts, and, to the best knowledge of the Seller, no other party is in default under any of the Material Contracts; (ii) there is no outstanding notice of cancellation or termination in connection with any Material Contracts; and (iii) each of the Material Contracts is a valid and binding obligation of the Seller and each of the other parties to such Material Contract and is in full force and effect in accordance with its terms.

SECTION 3.12.  Intellectual Property.  (a)  Section 3.12(a) of the Disclosure Schedule sets forth a true and complete list of (i) all patents and patent applications, registered copyrights (including computer software programs and mask works) and copyright applications included in the Owned Intellectual Property; (ii) all IP Agreements; and (iii) all other Owned Intellectual Property and Licensed Intellectual Property material to the Business.

(b)           To the best knowledge of the Seller after due inquiry, the operation of the Business as currently conducted or as contemplated to be conducted and the use of the Owned Intellectual Property and Licensed Intellectual Property in connection therewith do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party, and no Actions or Claims are pending or, to the best knowledge of the Seller after due inquiry, threatened against the Seller alleging any of the foregoing, except as set forth in Section 3.12(b) of the Disclosure Schedule.

(c)           Except as disclosed in Section 3.12(c) of the Disclosure Schedule, the Seller is the exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Intellectual Property, and to the best knowledge of the Seller after due inquiry, the Seller has a valid right to use the Owned Intellectual Property and Licensed Intellectual Property in the ordinary course of the Business as presently conducted or as contemplated to be conducted subject only to the terms of IP Agreements in the case of Licensed Intellectual Property.  Except as disclosed in Section 3.12(c) of the Disclosure Schedule, the Seller is the applicant or assignee of record in all applications and owner of record in all registrations set forth in Section 3.12(a) of the Disclosure Schedule, and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received by the Seller or any of its Affiliates in connection with any such application.

(d)           No Owned Intellectual Property or, to the best knowledge of the Seller after due inquiry, any Licensed Intellectual Property, is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

(e)           The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property (other than Trademarks and the Retained Trade Secrets) used in the ordinary day-to-day conduct of the Business, and there are no other items of Intellectual Property (other than Trademarks and the Retained Trade Secrets) that are material to the ordinary day-to-day conduct of the Business.  The Seller does not use any material Intellectual Property owned or licensed by any Affiliate of the Seller.  The Owned Intellectual Property and, to the best knowledge of the Seller after due inquiry, the Licensed Intellectual Property are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

(f)            Except as disclosed in Section 3.12(f) of the Disclosure Schedule, no Actions or Claims have been asserted or are pending or, to the best knowledge of the Seller after due inquiry, threatened against the Seller (i) based upon or challenging or seeking to deny or restrict the use by the Seller of any of the Owned Intellectual Property or Licensed Intellectual Property; (ii) alleging that any services provided by, processes used by, or products manufactured or sold by the Seller infringe or misappropriate any Intellectual Property right of any third party; or (iii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.

(g)           To the best knowledge of the Seller after due inquiry, no Person is engaging in any activity that infringes the Owned Intellectual Property or the Licensed Intellectual Property.  Except as disclosed in Section 3.12(g) of the Disclosure Schedule, the Seller has not granted any license or other right to any third party with respect to the Owned Intellectual Property or the Licensed Intellectual Property.  Assuming the obtaining of all approvals referred to in Sections 4.03, 8.01(e), 8.01(f) and 8.02(j) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in the impairment of any of the Owned Intellectual Property or the Licensed Intellectual Property.

(h)           The Seller’s Software does not incorporate any GNU or “open” source code or object code under which the Seller’s Software is subject to the GNU general public license, GNU lesser general public license and other “copyleft” license.  The Seller has obtained all approvals, to the extent necessary for its Business, for exporting the Seller’s Software outside Korea and importing the Seller’s Software into any country in which the Seller’s Software is now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.  No rights in the Seller’s Software have been transferred to any third party except through customer licenses granted in the ordinary course of business.  The Seller has the right to use all software development tools, library functions, compilers, and other third party software that are material to the Business or that are required to operate or modify the Seller’s Software.

(i)            The Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets and other confidential Intellectual Property used in connection with the Business.  Except as disclosed in Section 3.12(i) of the Disclosure Schedule, to the best knowledge of the Seller (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property used in connection with the Business by any Person; (ii) no employee, independent contractor or agent of the Seller has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the Seller; and (iii) no employee, independent contractor or agent of the Seller is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

(j)            All current and past technical employees, contractors and consultants of the Seller have assigned to the Seller all inventions, designs and works made by them during such employment with the Seller and are under written obligation to continue to assign all inventions, designs and works made by them during such employment with the Seller.

SECTION 3.13.  Tangible Personal Property.  (a)  Section 3.13(a) of the Disclosure Schedule lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles and other tangible personal property (the ”Tangible Personal Property”) used in the Business as of the dates set forth in Section 3.13(a) of the Disclosure Schedule.

(b)           Section 3.13(b) of the Disclosure Schedule sets forth a true and complete list of all leases and subleases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates).

(c)           The Seller or BTI has the full right to exercise any renewal options contained in the leases and subleases pertaining to the Tangible Personal Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

SECTION 3.14.  Purchased Assets.  (a)  Except as disclosed in Section 3.14 of the Disclosure Schedule, the Seller or BTI owns, leases or has the legal right to use, sell, transfer and assign all right, title and interest in and to all the Purchased Assets, including the Owned Intellectual Property, the Licensed Intellectual Property and Transferred IP Agreements.  Except as set forth in Section 3.14 of the Disclosure Schedule, the Seller or BTI has good and marketable title to, or, in the case of leased or subleased Purchased Assets, valid and subsisting leasehold interests in, all the Purchased Assets, free and clear of all Encumbrances, except Permitted Encumbrances.  BTI does not own any of the Owned Intellectual Property, the Licensed Intellectual Property and Transferred IP Agreements.

(b)           The Purchased Assets constitute all the Intellectual Property (other than Trademarks and the Retained Trade Secrets) forming a part of, used, held or intended to be used in, and all the Intellectual Property (other than Trademarks and the Retained Trade Secrets) necessary in the conduct of, the Business.  The Seller and BTI have caused the Purchased Assets described in Section 2.01(iv) to be maintained in accordance with good business practice, and all such Purchased Assets are in good operating condition, subject to typical wear and tear, and repair and are suitable for the purposes for which they are used by the Seller or BTI.

(c)           Assuming the obtaining of the approval referred to in Sections 4.03, 8.01(e), 8.01(f) and 8.02(j), the Seller and BTI have the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to the Purchaser without penalty or other adverse consequences.  Following the consummation of the transactions contemplated by this Agreement and the BTI Agreement and the execution of the instruments of transfer contemplated by this Agreement, the Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of the Seller and BTI in the Purchased Assets, free and clear of any Encumbrances, other than Permitted Encumbrances, and without incurring any penalty or other adverse consequence, including any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

SECTION 3.15.  Employee Benefit Matters.  Neither the Seller nor any entity that is (or at any relevant time was) a member of a ”controlled group of corporations” with or under “common control” (as defined in Section 414(b), (c), (m) or (o) of the Code) with the Seller sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any “pension plan” (as defined in Section 3(2) of ERISA) that is (or was at any relevant time) subject to Title IV of ERISA, any “multiemployer plan” (as defined in Section 3(37) of ERISA) (a ”Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Seller could incur liability under Section 4063 or 4064 of ERISA (a ”Multiple Employer Plan”).  The Seller has not incurred any liability under, arising out of, or by operation of, Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that could give rise to any such liability.

SECTION 3.16.  Labor Matters.  Except as disclosed in Section 3.16 of the Disclosure Schedule, (a)  the Seller is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Seller in connection with the Business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Business; (b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Seller, threatened between the Seller and any of its employees employed in connection with the Business, and the Seller has not experienced any such controversy, strike, slowdown or work stoppage within the past three years; (c)  the Seller has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract applicable to persons employed by the Seller in connection with the Business, and there are no grievances outstanding against the Seller under any such agreement or contract which could have a Material Adverse Effect; (d) the Seller is currently in compliance with all applicable Laws relating to the employment of persons employed by the Seller in connection with the Business, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority; (e) there is no unfair labor practice claim or complaint against the Seller pending or, to the best knowledge of the Seller, threatened before any Governmental Authority; and (f) there has not been any Material Adverse Effect, and the Seller does not believe that there will be any Material Adverse Effect, as a result of the impact of the transactions contemplated hereunder upon the Seller’s relations with its employees.

SECTION 3.17.  Employees.  (a)  Section 3.17 of the Disclosure Schedule lists the current annual salary rates and bonuses of each current salaried employee, officer or consultant of the Seller.

(b)           All directors, officers, management employees, and technical and professional employees of the Seller are under written obligation to the Seller to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Seller all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

SECTION 3.18.  Taxes.  Except as disclosed in Section 3.18 of the Disclosure Schedule and subject to any exceptions that would not have a Material Adverse Effect, (a) all Tax Returns required to be filed by or with respect to the Seller, the Purchased Assets or the Business (including any consolidated, combined or unitary Tax Return that includes the Seller) have been timely filed; (b) all Taxes required to be shown on such Tax Returns or otherwise due by or with respect to the Seller, the Purchased Assets or the Business have been timely paid; (c) all such Tax Returns (insofar as they relate to the Seller, the Purchased Assets or the Business) are true, correct and complete in all material respects; (d) no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority (insofar as either relates to the Seller, the Purchased Assets or the Business or could result in liability of the Seller on the basis of joint and/or several liability) and, to the knowledge of the Seller, no basis exists for any such adjustment; (e) there are no pending or, to the knowledge of the Seller, threatened actions or proceedings for the assessment or collection of Taxes against the Seller, BTI, the Purchased Assets or the Business or any Person that was included in the filing of a Tax Return with the Seller on a consolidated, combined or unitary basis; (f) there are no Tax liens on any of the Purchased Assets; (g)  the Seller has not received any notice or inquiry from any jurisdiction where the Seller does not currently file Tax Returns to the effect that such filings may be required with respect to the Business or that the Business may otherwise be subject to taxation by such jurisdiction; (h) the Seller has properly and timely withheld, collected or deposited all amounts required to be withheld, collected or deposited in respect of Taxes; (i) there are no Tax investigations, inquiries or audits by any Tax authority in progress relating to the Purchased Assets or the Business, nor has the Seller received any written notice indicating that a Governmental Authority intends to conduct such an audit or investigation; and (j)  the Seller has not been audited by any relevant Tax authority or any other Governmental Authority, domestic or foreign, with respect to any Taxes or Tax Returns.

SECTION 3.19.  Insurance.  All material assets, properties and risks of the Seller, including the Purchased Assets, are, and for the past three years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance) issued in favor of the Seller with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Seller.

SECTION 3.20.  Full Disclosure.  (a)  The Seller is not aware of any facts pertaining to (i) the Seller which is reasonably likely to have a Material Adverse Effect or (ii) the Purchased Assets which could have a Material Adverse Effect, and which have not been disclosed in this Agreement or the Disclosure Schedule or otherwise disclosed to the Purchaser by the Seller in writing.

(b)           No representation or warranty of the Seller in this Agreement, nor any certificate furnished or to be furnished to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 3.21.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller.

SECTION 3.22.  Preferences; Solvency.  (a)  The consummation of the transactions contemplated herein are not and will not be subject to any challenge under any Insolvency Statute or similar Law, whether as preference, fraudulent conveyance or otherwise; and (b) no Insolvency Event has occurred to the Seller, and the Seller is not aware of any reason to believe that any Insolvency Event is reasonably likely to occur to the Seller (i) due to the execution and performance of this Agreement or the consummation of the transactions contemplated herein; (ii) at or prior to the Closing Date; or (iii) for a period of two years after the Closing Date.  For the purposes of this Section 3.22, “Insolvency Event” means with respect to any Person (A) a commencement of a voluntary case concerning such Person under an Insolvency Statute; (B) a commencement of an involuntary case against such Person under an Insolvency Statute; (C) an appointment of a custodian under any applicable Insolvency Statute for, or such custodian is put in charge of, all or any substantial part of the property of such Person; (D) a commencement of any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution or similar Law of any jurisdiction, whether now or hereafter in effect relating to such Person is commenced by such Person or by any other Person; (E) a Government Order whereby such Person is adjudicated insolvent or bankrupt; (F) any order of relief or other Government Order approving any case or proceeding under

Insolvency Statute; (G) a general assignment by such Person for the benefit of creditors or otherwise a general arrangement by such Person for the restructuring of its liabilities with creditors; (H) a determination that the total amount of liabilities of such Person exceeds the total amount of its assets; (I) a suspension of payment by such Person of its liabilities generally; or (J) a determination that such Person is unable to pay, or shall be unable to pay, its debts, generally as they become due.  For the purposes of this Section 3.22, “Insolvency Statute” means the Bankruptcy Act of Korea, the Corporate Reorganization Act of Korea, the Composition Act of Korea, and the Corporate Restructuring Promotion Act of Korea, or any national, provincial, local, foreign or other insolvency, liquidation, rehabilitation or similar statute or any successor statutes thereto, as in effect from time to time.

SECTION 3.23.  Principal Creditors.  Other than the Principal Creditors, there is no other holder of Indebtedness of the Seller that is owed more than 100,000,000 Korean Won.

SECTION 3.24.  Accounts Receivable.  Except as disclosed in Section 3.24 of the Disclosure Schedule, all accounts receivable of the Seller represent sales actually made or services actually performed by the Seller in the ordinary course of business, subject to any exceptions as would not, in the aggregate, have a Material Adverse Effect.  All accounts receivable have been adequately reserved against bad debts, except where the failure to so reserve would not have a Material Adverse Effect.  There has been no Material Adverse Effect in the composition of the accounts receivable in terms of aging.

SECTION 3.25.  Accounts Payable.  All accounts payable of the Seller represent purchases of goods actually made or services actually received by the Seller in the ordinary course of business, subject to any exceptions as would not, in the aggregate, have a Material Adverse Effect.

SECTION 3.26.  Competition.  The Seller is not subject to any order of, or any investigation or proceeding pending or, to the best knowledge of the Seller after due inquiry, threatened before, the Korean Fair Trade Commission (the ”KFTC”) or the equivalent Governmental Authority of any other jurisdiction made under the Monopoly Regulation and Fair Trade Act of Korea (the ”FTL”) or the equivalent legal requirement of any other jurisdiction in connection with the Business or any of the Purchased Assets.  The Seller has not received any communication or request for information relating to any aspect of the Business or any of the Purchased Assets, including any official or unofficial request or recommendation with respect to the pricing of any product manufactured or sold by the Business from the KFTC or any other Governmental Authority.  The Seller is not bound by any restrictive covenant or other non-competition restriction with respect to any aspect of the Business.  No agreement, arrangement or conduct (by omission or otherwise) of the Seller or BTI in connection with the Business or any of the Purchased Assets has been, to the best knowledge of the Seller after due inquiry, the subject of any investigation, report or decision by the KFTC or any other Governmental Authority within a three-year period prior to the date hereof.

SECTION 3.27.  Fair Price.  The Seller has conducted a fair and extensive valuation of the Purchased Assets in which it has determined the Purchase Price to be fair and commercially reasonable.

SECTION 3.28.  Board Approval.  The Seller’s Board of Directors, by resolution duly adopted by a unanimous vote at a meeting duly called and held and at which all members were present and voted and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Seller, its shareholders and its creditors; (ii) approved this Agreement and the transactions contemplated hereby; and (iii) resolved to recommend that the shareholders of the Seller approve and adopt this Agreement and approve the transactions contemplated hereby.

SECTION 3.29.  Past Due Obligations.  Section 3.29 of the Disclosure Schedule sets forth all liabilities under Korean GAAP of the Seller that are past due as of February 15, 2004 and the number of days such obligations have been past due.

SECTION 3.30.  Availability of Documents.  The Seller has delivered, or caused to be delivered, to the Purchaser copies of all documents listed in the Disclosure Schedule or otherwise referred to herein.  Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

SECTION 3.31.  Disclaimer of the Seller.  Except for the representations and warranties expressly set forth in this Article III or in certificates delivered to the Purchaser pursuant to this Agreement, (i) the Seller makes no representations or warranties as to the Purchased Assets, ALL OTHER WARRANTIES, INCLUDING ANY IMPLIED OR OTHER WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE BEING HEREBY EXPRESSLY DISCLAIMED and (ii) the Purchased Assets will be transferred AS IS, WITH ALL FAULTS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

As an inducement to the Seller, 3R and Dr. Jang to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller, 3R and Dr. Jang as follows:

SECTION 4.01.  Organization and Authority of the Purchaser.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Subject to the approval of the Purchaser’s Board of Directors contemplated in Section 8.02(m), the execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser.  This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

SECTION 4.02.  No Conflict.  Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Sections 4.03, 8.02(e) and 8.02(m), except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, which conflict or violation would have a material adverse effect on the Purchaser or its ability to perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements.

SECTION 4.03.  Governmental Consents and Approvals.  The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, other than such consent, approval, authorization, order, action, filing or notification that would not adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements and except for (i) the approval from the Korean Fair Trade Commission for the purchase of the Purchased Assets and (ii) a foreign investment report under the Foreign Investment Promotion Law for incorporation of an Affiliate of the Purchaser in Korea.

SECTION 4.04.  Brokers.  Except for Credit Suisse First Boston LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.  The Purchaser shall be solely responsible for payment of the fees and expenses of Credit Suisse First Boston LLC.

SECTION 4.05.  Funds.  On the Closing Date, the Purchaser shall have sufficient cash funds to pay the Purchase Price due on the Closing Date.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01.  Conduct of Business.  (a)  The Seller (A) shall, from the date hereof to the Closing Date, (i) use its best efforts to keep available to the Purchaser the services of the employees of the Seller and (ii) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Seller to be materially untrue at and as of the Closing Date or result in a breach of any covenant made by the Seller in this Agreement; (B) shall, from the date hereof to the date two years from the Closing Date, use its best efforts to use its available cash generated in the ordinary course of business to pay and discharge the amounts owed by the Seller; and (C) shall not, from the date hereof to the date two years from the Closing Date, (i) declare or pay any cash dividend on its stock or repurchase or redeem shares of its stock (other than in exchange for stock of the Seller); (ii) make payments, directly or indirectly, to any Affiliates of the Seller with respect to debt existing on the date hereof or on the Closing Date in an aggregate amount exceeding U.S. $100,000; or (iii) engage in business other than the Business if doing so would materially adversely affect the Seller’s ability to perform its obligations under this Agreement or the Ancillary Agreements.

(b)           Except as described in Section 5.01(b) of the Disclosure Schedule, the Seller covenants and agrees that, between the date hereof and the Closing Date, without the prior written consent of the Purchaser, the Seller will not do any of the things enumerated in the second sentence of Section 3.07 (including clauses (a) through (t) thereof).

SECTION 5.02.  Access to Information.  (a)  From the date hereof until the Closing, upon reasonable notice, the Seller shall cause its officers, directors, employees, agents, representatives, accountants and counsel to:  (i) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours and by prearrangement through the Sellers’ representative, Baxon Kim, to the offices, properties, plants, other facilities and books and records of the Seller and to those officers, directors, employees, agents, accountants and counsel of the Seller and (ii) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Seller (or legible copies thereof) as the Purchaser may from time to time reasonably request.

(b)           In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser in connection with the Purchased Assets after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, the Seller shall (i) retain the books and records which relate to the Business and its operations for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser reasonable access (including the right to make photocopies, at the Purchaser’s expense), during normal business hours, to such books and records.

SECTION 5.03.  Confidentiality.  (a)  Each of Dr. Jang, 3R and the Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to:  (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Purchased Assets, (ii) in the event that Dr. Jang, 3R or the Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy or waive compliance with this Section 5.03, (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of Dr. Jang, 3R or the Seller or any of its agents, representatives, Affiliates, employees, officers and directors and, except as otherwise required by Section 5.02(b), destroy any and all additional copies then in the possession of Dr. Jang, 3R or the Seller or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to (i) any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Dr. Jang, 3R, the Seller, or their agents, representatives, Affiliates, employees, officers or directors or (ii), with respect to the Seller, such information that is allowed to be disclosed pursuant to Section 5 of the Intellectual Property License Agreement if and only if the Intellectual Property License Agreement has not been terminated at the time of such disclosure; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain.  In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.  Each of Dr. Jang, 3R and the Seller agrees and acknowledges that remedies at law for any breach of its obligations under this Section 5.03 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

(b)           Effective as of Closing, the obligations of the Purchaser or any of its Affiliates pursuant to any non-disclosure or confidentiality agreement between the Seller, Dr. Jang, 3R on one hand and the Purchaser or any of its Affiliates on the other hand shall terminate with respect to the Purchased Assets.

SECTION 5.04.  Regulatory and Other Authorizations; Notices and Consents.  (a)  Each of the Purchaser and the Seller shall use all reasonable efforts to obtain all authorizations, consents, orders and approvals of all third parties, including all Governmental Authorities and officials, that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements to which it is a party and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)           The Seller shall give promptly such notices to third parties and use its best efforts to obtain such third party consents as the Purchaser may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

(c)           Except as disclosed in Section 5.04(c) of the Disclosure Schedule, the Seller knows of no reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement will not be received, other than as a result of effects arising solely from actions or inactions of the Purchaser or its Affiliates.

(d)           Notwithstanding anything to the contrary contained herein, the Seller shall use its best efforts to obtain the Creditor Consent from each Principal Creditor.  The Seller shall use its best efforts to obtain the Creditor Consent from any other holder of its Indebtedness that is owed more than 100,000,000 Korean Won on the Closing Date.

SECTION 5.05.  Notice of Developments.  Prior to the Closing, each of Dr. Jang, 3R and the Seller shall promptly notify the Purchaser in writing of (a) all events, circumstances, facts and occurrences known to the Seller, Dr. Jang or 3R, as the case may be, arising subsequent to the date hereof which could result in any breach of a representation or warranty (if made at and as of such time subsequent to the date hereof) or covenant of the Seller, Dr. Jang or 3R in this Agreement or which could have the effect of making any representation or warranty of the Seller, Dr. Jang or 3R in this Agreement untrue or incorrect in any respect (if made at and as of such time subsequent to the date hereof) and (b) all other material developments affecting the Purchased Assets or creditor relations or employee relations of the Seller.

SECTION 5.06.  No Solicitation or Negotiation.  Each of the Seller, 3R and Dr. Jang agrees that between the date hereof and the earlier of (a) the Closing and (b) the termination of this Agreement, neither the Seller nor any of its Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or a controlling portion of the capital stock of the Seller or any Purchased Assets, (B) to enter into any merger, consolidation or other business combination with the Seller or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Seller without the approval of the Purchaser, which approval shall not be unreasonably withheld or delayed, or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.  Each of the Seller, 3R and Dr. Jang immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.  Each of the Seller, 3R and Dr. Jang shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.  The Seller agrees not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller is a party.

SECTION 5.07.  Use of Intellectual Property.  Except as set forth in the Intellectual Property License Agreement, from and after the Closing, neither the Seller nor any of its Affiliates shall use any of the Owned Intellectual Property or any of the Licensed Intellectual Property.

SECTION 5.08.  Non-ompetition.  (a)  For a period of four years after the Closing (the ”Restricted Period”), none of the Seller, 3R and Dr. Jang shall engage, directly or indirectly, in any business anywhere in the world that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business as of the Closing or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Purchaser in manufacturing, producing or supplying products or services of the kind manufactured, produced or supplied by the Business as of the Closing; provided, however, that the Seller, 3R, Dr. Jang, and any of their respective subsidiaries or successors from time to time shall be allowed to engage in such business in Korea to manufacture, produce or supply such products or services solely for use within Korea using the license transferred to the Seller pursuant to the Intellectual Property License Agreement; and provided, further, that this Section 5.08(a) shall not restrict the Seller, 3R or Dr. Jang from owning up to 5% of the voting power of any publicly-traded company.  For avoidance of doubt, products that are manufactured in Korea but used outside of Korea shall not qualify as products for “use within Korea,” and where a product is used shall be determined by the site of the original installation of such product; and provided, further that this Section 5.08(a) shall not restrict the Seller or 3R from complying with and enforcing contractual obligations to and of customers outside of Korea pursuant to agreements in effect on the date hereof and listed on Section 5.08(a) of the Disclosure Schedule (provided that such agreements may not be amended, modified or extended without the Purchaser’s consent).

(b)           During the Restricted Period, the Purchaser, its Affiliates or any Person that licenses or sublicenses the Purchased Assets described in Section 2.01(a)(i) from the Purchaser, its Affiliates or such licensor or sublicensor after the Closing (other than any licensees or sublicensees referred to in the Intellectual Property License Agreement) shall not engage, directly or indirectly, in manufacturing, producing or supplying products or services solely for use within Korea of the kind manufactured, produced or supplied using such Purchased Assets that are licensed to the Seller pursuant to the Intellectual Property License Agreement.  For avoidance of doubt, products that are manufactured in Korea but used outside of Korea shall not qualify as products for “use within Korea,” and where a product is used shall be determined by the site of the original installation of such product.

(c)           The Restricted Period shall be extended by the length of any period during which the Seller, 3R, Dr. Jang or the Purchaser, as the case may be, is in breach of the terms of this Section 5.08.

(d)           Each of the Seller, 3R and Dr. Jang acknowledges that the covenants of the Seller, 3R and Dr. Jang set forth in this Section 5.08 are an essential element of this Agreement and that, but for the agreement of the Seller, 3R and Dr. Jang to comply with these covenants, the Purchaser would not have entered into this Agreement or the Intellectual Property License Agreement.  Each of the Seller, 3R and Dr. Jang acknowledges that this Section 5.08 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser.  Each of the Seller, 3R and Dr. Jang has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.08 are reasonable and proper.

SECTION 5.09.  Training Services.  Following the Closing, the Seller shall provide, or cause to be provided, to the Purchaser certain services, all as more fully set forth in a transition services agreement in the form and substance to be mutually agreed upon by the Seller and the Purchaser prior to the Closing and executed at the Closing (the ”Training Agreement”), which agreement shall provide, among other things, (i) for the payment of an aggregate of U.S. $[***], subject to adjustment, based upon the Seller’s achievement of milestones to be agreed upon by the Purchaser and the Seller; and (ii) that the entire amount of any such payments shall be used promptly to pay obligations owed to creditors of the Seller and that prior to any such payments the Seller shall present to the Purchaser for approval, which approval shall not be unreasonably withheld or delayed, a list of such creditors and the amounts to be paid to each such creditor; provided, further, that the Purchaser may pay such creditors directly instead of making any such payments to the Seller and any and all such payments to such creditors will be credited towards the payment referenced in Section 5.09(i).

SECTION 5.10.  Manufacturing Agreement.  Following the Closing, the Seller shall provide, or cause to be provided, to the Purchaser certain manufacturing services, all as more fully set forth in a manufacturing agreement in form and substance to be mutually agreed upon by the Seller and the Purchaser prior to the Closing and executed at the Closing (the ”Manufacturing Agreement”), which agreement shall provide, among other things, payment by the Purchaser of the Seller’s [***]; provided that such cost shall be calculated in accordance with Korean GAAP.

SECTION 5.11.  Distributorship Agreement.  Following the Closing, the Purchaser shall appoint the Seller as the Purchaser’s exclusive distributor for [***] from the Closing Date and as the Purchaser’s non-exclusive distributor thereafter in Korea for all of the Purchaser’s products, all as more fully set forth in a distributorship agreement in form and substance to be mutually agreed upon by the Seller and the Purchaser prior to the Closing and executed at the Closing (the ”Distributorship Agreement”), which agreement shall provide, among other things, for [***].

SECTION 5.12.  Further Action with Respect to Purchased Assets.  (a)  As soon as reasonably practical after the date hereof, the Seller shall provide the Purchaser with a complete and entire list of all actions that must be taken with respect to any of the Purchased Assets by the Seller or any other Person within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purpose of maintaining, perfecting or preserving or renewing any rights in any Purchased Assets.

(b)           The Seller shall use its best efforts to have any security interest in the Purchased Assets described in Section 2.01(a)(iv) promptly removed, but in any event prior to Closing.

(c)           The Seller shall use its best efforts to promptly obtain (i) the consents referred to in Section 8.01(f) and (ii) consents of third parties to transfer the Transferred IP Agreements to the Purchaser.

(d)           The Seller shall use its best efforts to (i) obtain all consents and approvals specified in Section 3.03 of the Disclosure Schedule and (ii) complete the recording of assignments to certain patents as specified in Item 7 to Section 3.12(c) of the Disclosure Schedule.

SECTION 5.13.  Intellectual Property License Agreement.  Concurrently with the Closing, the Purchaser and/or one or more of its Affiliates and the Seller shall enter into the Intellectual Property License Agreement.

SECTION 5.14.  Transition Services.  Following the Closing, the Seller shall provide, or cause to be provided, to the Purchaser certain services related to the Business that may be reasonably requested by the Purchaser at a reasonable service fee, all as more fully set forth in a transition services agreement in form and substance to be mutually agreed upon by the Seller and the Purchaser prior to the Closing and executed at the Closing (the ”Transition Services Agreement”).

SECTION 5.15.  Further Action.  (a)  If, after the Closing Date, the Seller becomes aware of, or the Purchaser brings to the attention of the Seller, any assets of the Seller or BTI that should have been transferred as of the Closing Date but were not so transferred, then such assets shall be transferred, or caused to be transferred, to the Purchaser (or to one or more Affiliates of the Purchaser designated by the Purchaser) as soon as possible.  This provision, however, shall not limit, in any way, the rights and remedies of the Purchaser under this Agreement.

(b)           Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

(c)           The Seller shall promptly notify the Purchaser regarding any resignation of any Key Employees.

(d)           Each of the Seller, Dr. Jang and 3R shall not disclose to any other Person, including any of its or his customers or employees, any information regarding the transactions contemplated herein, including the signing of this Agreement, without the written consent of the Purchaser; provided, however, that such disclosure may be made to such Principal Creditor which has signed a non-disclosure agreement with the Seller stating, among other things, that such Principal Creditor shall keep confidential the information regarding the transactions contemplated herein, including the signing of this Agreement.  The Purchaser acknowledges that (i) the Seller has provided prior to the date hereof certain limited information, which does not include the identity of the Purchaser, regarding this transaction to certain of its employees and

(ii) certain employees of the Purchaser have had limited interaction with certain employees of the Seller.

(e)           The Seller shall, within five Business Days from the date the Purchaser provides to the Seller a list of IP Agreements that will not be part of the Transferred IP Agreements, confirm in writing to the Purchaser that it is not in breach of, or default under, any Transferred IP Agreement and no event has occurred that, with notice or lapse of time, would constitute a breach or default or permit termination or modification of such Transferred IP Agreement, or if there is any such breach, default, termination or modification, shall provide details of such breach, default, termination or modification in writing to the Purchaser.

SECTION 5.16.  2003 Audited Financial Statements.  As soon as practicable upon completion thereof, but in no event later than March 31, 2004, the Seller shall deliver to the Purchaser a true and complete copy of the audited balance sheet of the Seller for the fiscal year ended December 31, 2003, and the related audited statements of income, retained earnings, stockholders’ equity and changes in financial position of the Seller, together with all related notes and schedules thereto, accompanied by the reports thereon of the Seller’s independent accountants.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01.  Key Employees.  (a)  The Seller shall use its best efforts to continue to employ, or cause to be employed, through the Closing Date the employees of the Seller set forth in Section 6.01(a) of the Disclosure Schedule (the ”Key Employees”) on substantially the same terms and conditions as they were employed as of the date of this Agreement.

(b)           Section 6.01(b) of the Disclosure Schedule sets forth the employee benefit package for the Key Employees, including the current annual salary rates, bonuses, deferred or contingent compensation, pension and other like benefits paid or payable (in cash or otherwise) in 2002 and 2003, the date of employment and a description of the position and job function for each of the Key Employees.

(c)           From the Purchaser’s designation of the Key Employees to the Closing Date, the Seller shall use its best efforts to facilitate the hiring of the Key Employees.  Notwithstanding anything to the contrary, neither the Purchaser nor any of its Affiliates shall have any obligation to make any offer of employment to any such employees.  It is the intention of the Purchaser that as of the date hereof, subject to among other things, Section 8.02, the Purchaser expects to extend offers of employment to a majority of the Key Employees.

SECTION 6.02.  Required Filings.  Prior to the Closing Date, the Seller shall make any filing and shall deliver any notices required in connection with the transaction contemplated herein under any collective bargaining agreement involving the Seller or any relevant Laws of Korea, so that the Purchaser shall have no liability under (a) such Laws of

Korea with respect to any events occurring at or prior to the Closing Date or (b) such collective bargaining agreement.

ARTICLE VII

TAX MATTERS

SECTION 7.01.  Tax Cooperation and Exchange of Information.  The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any part of the Purchased Assets from the Purchaser.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents in their possession relating to rulings or other determinations by Tax authorities.  The Seller and the Purchaser shall make themselves (and their respective employees) available on a basis mutually convenient to both parties to provide explanations of any documents or information provided under this Section 7.01.  Each of the Seller and the Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets for each taxable period first ending after the Closing and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (b) six years following the due date (without extension) for such Tax Returns.  After such time, before the Seller or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given the opportunity, after 90 days’ prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense).  Any information obtained under this Section 7.01 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 7.02.  Conveyance Taxes.  (a)  The Seller shall be liable for and shall hold the Purchaser harmless against any Conveyance Taxes which become payable in connection with the transactions contemplated by this Agreement; provided that the Purchaser shall deliver to the Seller by wire transfer to an account designated by the Seller any amount received by the Purchaser from any tax authorities in connection with the payment of any such Conveyance Taxes by the Seller within five Business Days from such receipt.  The Purchaser and the Seller shall promptly cooperate in the filing of all necessary documents and all Tax Returns with respect to all such Taxes, including any available pre-sale filing procedures.  For purposes of clarity, notwithstanding any shortfall between the amount of any Conveyances Taxes paid by the Seller and any amount the Purchaser receives from the tax authorities and delivers to the Seller, the Seller shall have no recourse to the Purchaser or any of its Affiliates for any such shortfall.

(b)           The Purchaser and the Seller will use their respective commercially reasonable efforts to minimize any Taxes payable in connection with the assignment, transfer or conveyance of the Purchased Assets hereunder.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01.  Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Purchaser contained in this Agreement (i) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date and (ii) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing Date with the same force and effect as if made as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, and the Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;

(b)           Covenants.  The covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects, and the Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;

(c)           No Proceeding or Litigation.  No Action shall have been commenced by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.01(c) shall not apply if the Seller has directly or indirectly solicited or encouraged any such Action;

(d)           Ancillary Agreements.  The Purchaser shall have executed and delivered to the Seller each of the Ancillary Agreements to which it is a party;

(e)           Regulatory Approval.  If the Person designated by the Purchaser to purchase the Purchased Assets is not an entity organized and existing under the laws of Korea, the regulatory authorities of Korea shall have approved the transfer of the Owned Intellectual Property and Transferred IP Agreements to such Person;

(f)            Consent of Certain Patent Owners.  The Seller shall have received written consents from co-owners of patents set forth in Section 3.12(c) to the Disclosure Schedule to transfer rights of the Seller in such patents to the Purchaser unless the

Purchaser decides not to include such patents for which written consents have not been received among the Purchased Assets described in Section 2.01(a)(i); and

(g)           Opinion of Counsel.  The Purchaser shall have delivered to the Seller an opinion of counsel for the Purchaser in form and substance reasonably satisfactory to the Seller with respect to enforceability of this Agreement and due authorization on the part of the Purchaser to enter into this Agreement and the Ancillary Agreements to which it is a party and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, with typical qualifications pertaining to such opinion.

SECTION 8.02.  Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Seller, 3R and Dr. Jang contained in this Agreement (i) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date and (ii) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing Date with the same force and effect as if made as of the Closing Date, except, in each case, to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, and the Purchaser shall have received a certificate of the Seller to such effect signed by duly authorized officers thereof;

(b)           Covenants.  The covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing Date shall have been complied with in all material respects, and the Purchaser shall have received a certificate from the Seller to such effect signed by a duly authorized officer thereof;

(c)           No Proceeding or Litigation.  No Action shall have been commenced or threatened by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect; provided, however, that the provisions of this Section 8.02(c) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such Action;

(d)           Ancillary Agreements.  The Seller shall have executed and delivered to the Purchaser each of the Ancillary Agreements to which it is a party;

(e)           Consents and Approvals.  The Purchaser and the Seller shall have received, each in form and substance satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials (including those described in Section 3.03 of the Disclosure Schedule and Section 4.03) and all third party consents (including those in connection with the transfer of the Transferred IP Agreements to the Purchaser) necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including all third party consents required under (A) any Purchased Assets or (B) any relevant labor Laws in Korea;

(f)            Due Diligence.  The Purchaser shall have completed all of its legal, accounting, financial, employee and creditor due diligence with respect to the Seller and its Affiliates and shall in its reasonable business judgment have decided that the results of such due diligence from the date hereof to the Closing, together with such due diligence completed on or prior to the date hereof, do not and will not lead to a frustration of its purpose of the transactions contemplated in this Agreement and the Ancillary Agreements;

(g)           No Material Adverse Effect.  No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect;

(h)           Employees.  (i) At least 80% of the Key Employees to whom the Purchaser has made offers of employment with compensation packages (including benefits) which are comparable to such Key Employee’s current compensation packages with the Seller, on or prior to the Closing shall have accepted the Purchaser’s offer of employment and each of the Key Employees who accepts the Purchaser’s offer of employment shall have entered into the Purchaser’s standard confidentiality and assignment of intellectual property rights agreements with the Purchaser and (ii) the composition of such Key Employees accepting the Purchaser’s offer of employment shall be completely satisfactory to the Purchaser;

(i)            Release of Encumbrances.  Any and all Encumbrances on the Purchased Assets shall have been have been released;

(j)            Creditors Approval.  Each of the Principal Creditors and any other holder of Indebtedness of the Seller that is owed more than 100,000,000 Korean Won on the Closing Date shall have executed and delivered the Creditor Consent to each of the Seller and the Purchaser and such Creditor Consent shall be effective;

(k)           Opinion of Counsel.  The Seller shall have delivered to the Purchaser the opinion of counsel for the Seller in form and substance reasonably acceptable to the Purchaser, with typical qualifications pertaining to such opinion;

(l)            BTI Assets.  Simultaneously with the Closing, BTI shall have transferred the BTI Assets, if any, to the Purchaser;

(m)          The Purchaser’s Board Approval.  This Agreement and the transactions contemplated by this Agreement shall have been duly approved by the Board of Directors of the Purchaser; and

(n)                                 Recording Assignments.  The Seller shall have completed the recording of assignments to certain patents as specified in Item 7 to Section 3.12(c) of the Disclosure Schedule other than the recording of assignment to one patent (Patent No. 74614) in Taiwan.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01.  Survival of Representations and Warranties.  (a)  The representations and warranties of the Seller, 3R and Dr. Jang contained in this Agreement and the Ancillary Agreements shall survive the Closing until the second anniversary of the Closing; provided, however, that the representations and warranties made pursuant to Section 3.14 shall survive indefinitely.  Neither the period of survival nor the liability of the Seller, 3R and Dr. Jang with respect to the Seller’s, 3R’s and Dr. Jang’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser.  If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Seller, 3R and Dr. Jang, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(b)                                 The representations and warranties of the Purchaser contained in this Agreement and the Ancillary Agreements shall survive the Closing until the second anniversary of the Closing.  Neither the period of survival nor the liability of the Purchaser with respect to the Purchaser’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Seller.  If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Seller to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

SECTION 9.02.  Indemnification by the Seller, 3R and Dr. Jang.  The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a ”Purchaser Indemnified Party”) shall be indemnified and held harmless by the Seller, 3R and Dr. Jang, on a joint and several basis, for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a ”Loss”), arising out of or resulting from:

(a)                                  the breach of any representation or warranty made by the Seller, 3R and Dr. Jang contained in the Acquisition Documents;

(b)                                 the breach of any covenant or agreement by the Seller, 3R and Dr. Jang contained in the Acquisition Documents;

(c)                                  any and all Losses suffered or incurred by the Purchaser by reason of or in connection with any claim or cause of action of any third party, including Motorola, Inc., to the extent arising out of any action, inaction, event, condition, liability or obligation of the Seller occurring or existing on or prior to the Closing (other than the Assumed Liabilities) and any and all Losses suffered or incurred by the Purchaser by reason of or in connection with any claim or cause of action of Motorola Inc. arising out of the Seller’s  use of any of the Purchased Assets pursuant to the Intellectual Property License Agreement on or after the Closing; or

(d)                                 any Claim for the benefit of the Seller’s creditors and relating to this Agreement or the transactions contemplated hereby, or arising out of any insolvency of the Seller.

To the extent that the Seller’s, 3R’s or Dr. Jang’s undertakings set forth in this Section 9.02 may be unenforceable, the Seller, 3R or Dr. Jang, as the case may be, shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties.  To the extent the Purchaser offsets any of the Holdback Amount to cover any Losses pursuant to Section 2.07, 3R, Dr. Jang or the Seller shall not be required to indemnify the Purchaser Indemnified Party pursuant to this Section 9.02 for such Losses previously covered by such offset of the Holdback Amount.

SECTION 9.03.  Indemnification by the Purchaser.  The Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each a ”Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from:

(a)                                  the breach of any representation or warranty made by the Purchaser contained in the Acquisition Documents;

(b)                                 the breach of any covenant or agreement by the Purchaser contained in the Acquisition Documents; or

(c)                                  any and all Losses suffered or incurred by the Seller or its Affiliates after the Closing by reason of or in connection with any claim or cause of action of Motorola Inc. arising out of the Purchaser’s use of the Purchased Assets after the Closing.

To the extent that the Purchaser’s undertakings set forth in this Section 9.03 may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Seller Indemnified Parties.

SECTION 9.04.  Notice of Loss; Third Party Claims.  (a)  An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided that with respect to any indemnification arising out of Section 9.02(a) or 9.03(a), other than such indemnification arising out of breach of representations and warranties made pursuant to Section 3.14, such notice shall be given no later than 30 days after the second anniversary of the Closing Date.

(b)                                 If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a ”Third Party Claim”) against it or which may give rise to a claim for Loss under this Article IX, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article IX.  If the Indemnifying Party demonstrates, to the reasonable satisfaction of the Indemnified Party, the financial capability of the Indemnifying Party to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party; provided, further, that if (i) the Indemnified Party and the Indemnifying Party cannot come to an agreement as to the obligation of the Indemnifying Party to indemnify the Indemnified Party against any and all Losses that may result from such Third Party Claim within 6 months from the date the Indemnifying Party assumes the defense of such Third Party Claim or (ii) the Indemnified Party reasonably believes that the Indemnifying Party is not diligently defending such Third Party Claim, then the Indemnified Party shall be entitled to assume and control the defense of such Third Party Claim.  In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

SECTION 9.05.  Limitations on Liability.  (a)  In no event will any party be liable to the other, pursuant to this Article IX or otherwise, for [***].

(b)                                 In no event will the aggregate liability of the Seller, 3R and Dr. Jang, on the one hand, and the Purchaser, on the other hand, pursuant to this Article IX, with respect to its or their, as the case may be, representations and warranties exceed U.S. $[***].

(c)                                  Notwithstanding anything in this Agreement to the contrary, in no event shall any Indemnified Party recover, by claim for indemnification or otherwise, any Losses until the aggregate of all Losses recoverable by any Indemnified Party exceeds U.S. $[***], in which event the full amount of all Losses shall be recoverable by any Indemnified Party in accordance with the terms of this Agreement.

SECTION 9.06.  Exclusivity.  The remedies set forth in Section 2.07 and this Article IX are the exclusive remedies, pursuant to this Agreement or otherwise, for any breach of any representation or warranty by any party in or pursuant to this Agreement.

SECTION 9.07.  Knowing Fraud.  Nothing in Section 9.05 or 9.06 shall be a defense to any claim otherwise assertable against any Person for such Person’s own knowing fraud.

SECTION 9.08.  Tax Treatment.  (a)  The Seller and the Purchaser agree that all payments made by any of the Seller, 3R and Dr. Jang on the one hand and the Purchaser on the other hand to or for the benefit of the other under this Article IX, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants shall be treated as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01.  Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by the Purchaser if, between the date hereof and the Closing:  (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) any representations and warranties of the Seller contained in this Agreement (A) that are not qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct in all material respects when made or (B) that are qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct when made, (iii) the Seller shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it or (iv) the Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Seller seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

(b)                                 by the Seller if, between the date hereof and the Closing:  (i) any representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct in all material respects when made or (B) that are qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct when made, (ii) the Purchaser shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it or (iii) the Purchaser makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

(c)                                  by either the Seller or the Purchaser if the Closing shall not have occurred within 90 days from the date hereof; provided, however, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d)                                 by either the Seller or the Purchaser in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(e)                                  by the mutual written consent of the Seller and the Purchaser.

SECTION 10.02.  Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (a) as set forth in Sections 5.03 and 11.01 and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement.

SECTION 10.03.  Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller, 3R, Dr. Jang and the Purchaser or (b) by a waiver in accordance with Section 10.04.

SECTION 10.04.  Waiver.  Any term or condition to this agreement may be waived, or the time for the performance of any of the obligations may be extended, at any time by the party that is entitled to the benefit thereof.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.  Other than as specified in Sections 9.06 and 9.07, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01.  Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 11.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)                                                                                  if to the Seller:

Hyundai Syscomm, Inc.
San 136-1
Ami-ri, Bubal-eub
Ichon-si, Kyongki-do
467-701 Korea
Telecopy:  (8231) 639-8198
Attention:  Dr. Seong Ik Jang

with a copy to:

Bingham McCutchen LLP
1900 University Avenue
East Palo Alto, CA 94303
USA
Telecopy: (650) 849-4800
Attention: Bart Deamer, Esq.

and

Shin & Kim
Ace Tower 7th Floor, 1-170 Soonhwa-dong,
Chung-ku, Seoul 100-712
Korea
Telecopy: (822) 756-6226
Attention: Hwon Jeong, Esq.

(b)                                                                                 if to 3R or Dr. Jang:

4fl Boramae Academy Tower
395-69 Shindaebang-Dong
Tongjak-Gu, Seoul 156-010
Korea
Telecopy:  (822) 840-3614
Attention:  Dr. Seong Ik Jang

(c)                                                                                  if to the Purchaser:

UTStarcom, Inc.
1275 Harbor Bay Parkway
Alameda, CA  94502
USA
Telecopy:  (510) 864-8802
Attention:  General Counsel

with a copy to:

Shearman & Sterling LLP

1080 Marsh Road

Menlo Park, CA  94025

USA

Telecopy:  (650) 838-3699

Attention:  Carmen Chang, Esq.

and

Kim & Chang

223 Naeja – Dong

Chongro-Ku, Seoul

110-720 Korea

Telecopy:  (822) 3703-1590

Attention:  Young Jay Ro, Esq.

SECTION 11.03.  Public Announcements.  Unless otherwise required by Law or securities exchange rule or regulation, none of the parties hereto shall make, or cause to be made, any press release or public announcement in respect of the Acquisition Documents, including this Agreement and the Ancillary Agreements, or the transactions contemplated hereby and thereby or otherwise communicate with any news media without prior written consent of (i) the Seller, in the case of the Purchaser, and (ii) the Purchaser, in the case of the Seller, 3R or Dr. Jang, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.  Notwithstanding the foregoing, none of the Seller, 3R and Dr. Jang shall make, or cause to be made, any such press release or public announcement without the prior written consent of the Purchaser.  The parties hereto shall cooperate as to the mutually agreeable time to make such press release or public announcement.

SECTION 11.04.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to each party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 11.05.  Entire Agreement.  This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

SECTION 11.06.  Assignment.  This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser); provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of the Seller, in which case the Purchaser shall enter into an express written guarantee in favor of the Seller of the performance of all covenants and obligations under or pursuant to this Agreement undertaken by such assignee.

SECTION 11.07.  No Third Party Beneficiaries.  Except for the provisions of Article IX relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 11.08.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

SECTION 11.09.  Dispute Resolution.  Any dispute, controversy or claim arising out of or in connection with this Agreement shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the Rules of Arbitration of the International Chamber of Commerce.  The venue of the arbitration shall be San Francisco, California, USA.  The language of the proceedings shall be English.

SECTION 11.10.  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.11.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 11.12.  Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                                  whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(b)                                 the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c)                                  the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(d)                                 any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(e)                                  references to a Person are also to its successors and permitted assigns; and

(f)                                    the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

IN WITNESS WHEREOF, the Seller, 3R, Dr. Jang and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HYUNDAI SYSCOMM, INC.

By:	/s/
Name:
Title:

3R INC.

By:	/s/
Name:
Title:

DR. SEONG-IK JANG

By:	/s/ Seong Ik-Jang
Name: SeongIk-Jang

UTSTARCOM, INC.

By:	/s/ Michael J. Sophie
Name: Michael J. Sophie

Exhibit A

List of Principal Creditors

Kookmin Bank

Korea Development Bank

Korea Exchange Bank

Hana Bank

J-1 Bank

Hynix Semiconductor Inc.

Jo Yon

3R

BTI

A-1

Exhibit B

Form of Creditor Consent

               , 2004

Hyundai Syscomm, Inc.

San 136-1

Ami-ri, Bubal-eub

Ichon-si, Kyongki-do

467-701 Korea

UTStarcom, Inc.

1275 Harbor Bay Parkway

Alameda, CA 94502

USA

Re:                               Creditor Consent

We write this letter agreement to Hyundai Syscomm, Inc. (“HSI”) and UTStarcom, Inc. (“UTSI”) in respect of all of the outstanding loans and obligations owed by HSI to the undersigned creditor and to provide to HSI and UTSI our consent to the terms of the transactions contemplated by the APA (as defined below).  Reference is made hereby to the Asset Purchase Agreement (the “APA”) dated as of February 26, 2004 by and among HSI, UTSI, 3R Inc. and Dr. Seong-Ik Jang and to the previously-executed Non-Disclosure and Confidentiality Agreement (the “NDA”) by and between HSI and the undersigned creditor.  All capitalized terms used but not defined herein shall have the meanings ascribed to them in the APA and the NDA.

We understand the following to be true:

1.                                       UTSI and HSI have entered into the APA and the APA contemplates that certain intellectual property of HSI (the “Assets”), including but not limited to patents, software license agreements, copyrights, etc., will be sold by HSI to UTSI or a subsidiary of UTSI.  The purchase price for the Assets will be approximately U.S. $[***] plus a contingent additional U.S. $[***] (the “Purchase Price”); the APA also provides for a training agreement under which HSI can earn an additional U.S.$[***] following the closing.

2.                                       The undersigned creditor and HSI have entered into the NDA; and

3.                                       A representative of HSI has given a presentation (the “Presentation”) to the undersigned creditor regarding the APA, the transactions contemplated by the APA (including but not limited to the sale and purchase of the Assets, the license back arrangement by and between UTSI and HSI subsequent to the completion of the sale and purchase of the Assets (the “License Agreement”) and the training services arrangement and payment for such services as provided in Section 5.09 of the APA), the Purchase Price, the condition

(financial, liquidity and otherwise) and prospects of HSI (the “Financial Condition”) and the use of the proceeds (including but not limited to the repayment of HSI’s creditors) of the sale of the Assets by HSI as set forth in Section 2.03(a) and (d) of the APA (the “Use of Proceeds”).

We, in connection with the foregoing, hereby acknowledge and agree as follows:

1.                                       The undersigned creditor has informed itself to the extent it deems necessary and advisable for the purpose of this letter agreement, the contents of the APA, the transactions contemplated by the APA, the Presentation, the License Agreement, the Purchase Price, the Financial Condition and the Use of Proceeds;

2.                                       The undersigned creditor hereby grants to HSI consent with respect to the matters set forth in section 1 above; and

3.                                       The undersigned creditor will not any raise any objections or claims with respect to the matters set forth in section 1 above.

Please acknowledge your acceptance of the terms of this letter agreement by signing in the space provided below.

Very truly yours,

(name of creditor)

By:
Name:
Title:

Agreed and Accepted this

          day of                                , 2004:

HYUNDAI SYSCOMM, INC.

By:
Name:
Title:

Agreed and Accepted this

day of , 2004:

UTSTARCOM, INC.

By:
Name:
Title:

Exhibit C

Form of Intellectual Property License Agreement

This Intellectual Property License Agreement (this ”Agreement”) is made and entered into this                day of [                  ], 2004 (the ”Effective Date”), by and between [            ], each a corporation organized under the laws of [                                            ], with offices at                                                             (collectively, ”Licensor”), and Hyundai Syscomm, Inc., a corporation organized under the laws of the Republic of Korea, with offices at                                                         (“HSI”).  Either Licensor or HSI may be referred to herein as a ”Party” or together as the ”Parties,” as the case may require.

RECITALS

WHEREAS, UTStarcom, Inc., Licensor’s parent (“UTSI”), and HSI have entered into certain Asset Purchase Agreement, dated as of February 26, 2004 (the ”Asset Purchase Agreement”) pursuant to which UTSI will acquire all of the Purchased Assets (as defined in the Asset Purchase Agreement), including but not limited to intellectual property, upon the terms and conditions set forth in the Asset Purchase Agreement;

WHEREAS, pursuant to the Asset Purchase Agreement, HSI will sell, assign, transfer, deliver and convey to UTSI or an affiliate designated by UTSI before the Closing Date the Purchased Assets that include the Licensed Intellectual Property (as defined below in Section 1 of this Agreement);

WHEREAS, UTSI or an affiliate designated by UTSI before the Closing Date will assign, transfer, deliver and convey to Licensor (and thereafter Licensor shall own) all of the intellectual property included in the Purchased Assets;

WHEREAS, HSI desires to have the right to use the intellectual property transferred to Licensor pursuant to the Asset Purchase Agreement; and

WHEREAS, Licensor hereto wishes to license to HSI such intellectual property in accordance with the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound hereby, do agree as follows:

1.                                                                                                               DEFINITIONS

Capitalized terms used herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement unless otherwise defined herein or as set forth below.

1.1                                 “Business” means the business of manufacturing and selling wireless telecommunication equipment, software, systems and related products.

1.2                                 “Confidential Information” means (i) all information and proprietary materials, including without limitation trade secrets and/or know-how, of HSI (after giving effect to the transactions contemplated by the Asset Purchase Agreement) which is not publicly known and is in the possession of, or disclosed by HSI to Licensor or a representative of Licensor, in regard to HSI’s business or products, including but not limited to HSI’s Intellectual Property and proprietary business information, including but not limited to information relating to Section 6 of this Agreement, other than the Purchased Assets, and (ii) all information and proprietary materials, including without limitation trade secrets and/or know-how and any Confidential Information which is the Purchased Asset transferred pursuant to the Asset Purchase Agreement, of UTSI and/or Licensor, as the case may be, (after giving effect to the transactions contemplated by the Asset Purchase Agreement) which is not publicly known and is in the possession of, or disclosed by UTSI and/or Licensor, as the case may be, to HSI or a representative of HSI in regard to UTSI’s and/or Licensor’s business or products, including but not limited to UTSI’s Intellectual Property and/or Licensor’s Intellectual Property and proprietary business information, including but not limited to information relating to Section 6 of this Agreement.  Notwithstanding the foregoing, Confidential Information does not include information that (i) the receiving Party can prove was in its possession prior to the receipt thereof from the other Party (other than, in the case of HSI, the Licensed Intellectual Property); (ii) the receiving Party can prove was independently developed by the receiving Party without the use of any Confidential Information of the other Party; (iii) now is in or hereafter comes into the public domain through no act or failure to act by the receiving Party or by any of its officers, directors, employees, contractors, consultants or agents; or (iv) the receiving Party can prove was lawfully received, after receipt from the other Party, from a third party on a non-confidential basis who did not itself acquire the same directly or indirectly from the other Party.

1.3                                 “HSI Affiliate” means any other person, entity or organization controlling, controlled by or under common control with, at any time HSI on or after the Closing Date, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, entity or organization, whether through the ownership of voting securities or voting interests, by contract or otherwise.

1.4                                 “HSI Revenues” means any and all revenues, calculated on the same basis as revenues are calculated as presented in HSI’s audited financial statements in accordance with Korean GAAP, derived by HSI from sale, lease, supply, manufacture, use or other disposal of products or services directly or indirectly using the Licensed Intellectual Property.

1.5                                 “Improvements” means inventions, additions, modifications, formulations, variations, enhancements, refinements or derivative works of or based on the Licensed Intellectual Property or on other Improvements.

1.6                                 “Intellectual Property” means (a) Patents, (b) Copyrights, (c) Trade Secrets and (d) Software (other than Trademarks and the Retained Trade Secrets).

1.7                                 “Licensor Affiliate” means any other person, entity or organization controlling, controlled by or under common control with, at any time Licensor on or after the Closing Date, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, entity or organization, whether through the ownership of voting securities or voting interests, by contract or otherwise.

1.8                                 “Licensed Intellectual Property” means all Licensor Owned Intellectual Property, as listed in the attached Exhibit A; provided, however that Licensor shall have the right to delete, from time to time, from the definition of Licensed Intellectual Property, any Patents which Licensor chooses in its sole discretion to abandon.  In the case that Licensor abandons any Patent(s) as permitted pursuant to the foregoing sentence, the license granted under this Agreement for such Patent shall immediately terminate, Licensor shall have no further obligation to HSI with respect to such Patent(s) and Licensor will give notice and HSI will have the rights to take ownership of such Patent as set forth in Section 2.3.

1.9                                 “Licensor Owned Intellectual Property” means those of the Purchased Assets which are Intellectual Property.

1.10                           “Territory” means the Republic of Korea.

2.                                                                                                               LICENSE GRANT TO HSI

2.1                                 LICENSE GRANT

As of the Closing Date and subject to the terms and conditions of this Agreement, Licensor hereby grants to HSI:

(a)                                  for the period of four (4) years from the Closing Date (“Initial Term”), exclusive (including to the exclusion of Licensor) within the Territory, non-transferable (except as permitted under Section 10.12 of this Agreement), right and license under and to the Licensed Intellectual Property to copy and use any such Licensed Intellectual Property to make, have made, use, sell, lease and otherwise dispose of or commercially exploit products or services in the Business using or containing the Licensed Intellectual Property, provided that such products or services are solely used within the Territory (as such phrase is hereinafter defined).  For purpose of clarity, during the Initial Term, products that are made with the Licensed Intellectual Property cannot be sold or distributed (i) by HSI (or any of its successors or licensees or HSI Affiliates) outside the Territory or (ii) by Licensor (or any of its successors or licensees or Licensor Affiliate) inside the Territory.  For avoidance of doubt, products that are manufactured in Korea but used outside of Korea shall not qualify as products “used within the Territory,” and where a product is used shall be determined by the site of the original installation of the product.  Notwithstanding the foregoing, nothing in this Section 2 shall be interpreted to allow HSI and/or any HSI Affiliate(s) to directly or indirectly, compete with Licensor or Licensor Affiliates in violation of the covenant not to compete outside the Territory in Section 5.08 of the Asset Purchase Agreement or to allow Licensor and/or any Licensor Affiliate(s) to directly or indirectly compete with HSI or HSI Affiliates in violation of the covenant not to compete within the Territory in such Section;

(b)                                 for the Initial Term, non-exclusive, non-transferable (except as permitted under Section 10.12 of this Agreement), worldwide right and license under and to the Licensed Intellectual Property, to copy and use any such Licensed Intellectual Property to make, have made, use, sell, lease and otherwise dispose of or commercially exploit products or services in the Business using or containing the Licensed Intellectual Property to the extent (and only to the extent) reasonably required in connection with complying with and enforcing contractual obligations to and of customers outside the Territory pursuant to agreements listed in Section 5.08(a) of the Disclosure Schedule to the Asset Purchase Agreement in effect on the date of the Asset Purchase Agreement; and

(c)                                  after the Initial Term, perpetual, non-exclusive, non-transferable (except as permitted under Section 10.12 of this Agreement), worldwide right and license under and to the Licensed Intellectual Property, to copy and use any such Licensed Intellectual Property to make, have made, use, sell, lease and otherwise dispose of or commercially exploit products or services in the Business using or containing the Licensed Intellectual Property.

2.2                                 SUBLICENSE

HSI may sublicense its rights and license under this Agreement to the extent (and only to the extent) reasonably required in connection with the following activities subject to the following conditions and terms:

(a)                                  grant of sublicense to third parties or HSI Affiliates for the sole purpose of having them manufacture or supply to HSI products and/or services using or containing the Licensed Intellectual Property for entire consumption of such products and/or services by HSI or HSI’s customers to the extent satisfying furnishing contractual obligations from HSI to its customers;

(b)                                 grant of sublicense to HSI’s customers only to the extent that rights granted by such sublicense are necessary to allow such customers to use products and/or services provided by or on behalf of HSI using or containing the Licensed Intellectual Property;

(c)                                  grant of sublicense to HSI Affiliates, upon approval of Licensor, which will not be unreasonably withheld or delayed, for the sole purpose of having HSI Affiliates continue the operation of the HSI business activities in the event that HSI ceases, and transfers to HSI Affiliates, such business activities, which sublicenses may authorize such HSI Affiliates to exercise any or all of the rights of HSI set forth in this Agreement; and

(d)                                 grant of sublicense to third parties, upon approval of Licensor, for defense and/or settlement of claims or actions arising in connection with any agreements or the conduct, activities, products or services in the Business prior to the Closing Date; provided that, in no event, may HSI enter into any settlement or take any action which limits or otherwise compromises the right, title and interests of Licensor, Licensor Affiliates or any transferee or assignee of the Purchased Assets or rights of Licensor or any assignee of Licensor to the Purchased Assets or under any licenses transferred by HSI to Licensor.  For avoidance of doubts, HSI may not grant a sublicense to Motorola to the extent that the sublicense extends after the Closing Date.

2.3                                 ABANDONMENT OF PATENTS

In the event that Licensor determines that it shall cease to maintain any or all of the Patents which are licensed to HSI hereunder, it shall provide written notice to HSI of such determination at least thirty (30) days prior to the date on which the Patent is due to lapse or become abandoned.  Upon HSI’s request provided in writing at least twenty (20) days prior to the date the Patent(s) lapse(s) or become(s) abandoned (or for an otherwise reasonable period of time, in the event Licensor fails to provide notice of its intent to abandon a Patent at least thirty (30) days prior to the date on which the Patent is due to lapse or become abandoned), and at HSI’s sole cost, Licensor will then assign, convey and transfer to HSI all of Licensor’s then existing rights, title and interest in and to such Patent(s) subject to Licensor’s retaining an unrestricted, sublicenseable, non-exclusive, world-wide, irrevocable, fully-paid license under the applicable Patent(s) (bound by territorial limitations under Section 2.1 of this Agreement).  Upon such transfer, each such Patent shall cease to be Licensed Intellectual Property.  The right reserved by HSI under this section shall not be assignable to third parties (except in connection with a transfer of HSI’s business).

3.                                       NO IMPLIED LICENSES; INTELLECTUAL PROPERTY RIGHTS NOTICES

3.1                                 NO IMPLIED LICENSE

Except for the licenses expressly granted in this Agreement, neither Party grants to the other Party by implication, estoppel or otherwise any license or other right to any of its Intellectual Property.  In addition, neither Party grants any license, release or other right expressly, by implication, by estoppel or otherwise to any third party, including without limitation any Affiliate(s) of the other Party.

4.                                       FEES AND PAYMENTS

4.1                                 LICENSE FEES

In consideration of the licenses granted to HSI hereunder, HSI shall pay Licensor semiyearly License Fees in the amount of [***] accrued during each fiscal half-year for [***] after the Closing Date.  Thereafter, the licenses granted to HSI hereunder shall be royalty-free and fully paid-up.  During the above-referenced 15-year period, HSI shall submit quarterly reports of License Fees accrued for each fiscal quarter after the Closing Date within thirty (30) calendar days after the end of the relevant fiscal quarter.

4.2                                 TAX

Responsibility for withholding taxes levied by the Korean government authority on Licensor with respect to the License Fees shall be determined in mutually agreeable terms to each Party prior to the Closing.  All of the License Fees payable by HSI to Licensor shall be paid without any deduction or reduction for any other taxes or charges imposed in the Territory.  In all other respects, HSI is solely responsible for all the taxes levied by any Korean government authority on HSI with respect to its operations, income and transactions under this Agreement.  Each party agrees to deliver to the other Party an official proof of any taxes withheld or paid on behalf of the other party upon request of the other party.

4.3                                 LICENSE FEE PAYMENT

All License Fee payments shall be made by wire transfer to the following account:

[Licensor Account Information]

HSI shall pay to Licensor the License Fee due with respect to [***].  All License Fee payments made pursuant to this Agreement are non-refundable unless there is a miscalculation and overpayment.

4.4                                 AUDIT

HSI agrees to keep and maintain accurate books and records of all its activities in sufficient detail to enable the License Fees due to Licensor to be determined.  HSI shall keep such books and records for two (2) years from the date of relevant payment due.  HSI shall also grant Licensor, upon Licensor’s reasonable request, the right to have an independent auditor audit the books and records of HSI, during HSI’s regular business hours and no more frequently than once per calendar year with a 30 day prior written notice, solely for the purpose of, and to the extent necessary to, verify the correctness of the License Fees paid by HSI to Licensor.  Any such audit shall be conducted in a manner that minimizes the interference with HSI’s business activities.  The costs of such audit shall be borne by Licensor; provided that HSI shall bear the costs of such audit in the event the discrepancy is more than 10% of the License Fees due.  The status of the records being audited shall be considered as Confidential Information of HSI subject to confidentiality obligations of Section 5.

5.                                       CONFIDENTIALITY

Each Party shall protect the other’s Confidential Information from unauthorized dissemination and use with the same degree of care that such Party uses to protect its own like information, but not less than reasonable care.  Each Party agrees that the Confidential Information of the other Party may be made available only to those officers, directors, employees, contractors, consultants or agents who agree to be bound to the receiving Party by confidentiality obligations at least as protective as the provisions of this paragraph.  Neither Party will use the other’s Confidential Information except as permitted by the licenses hereunder or for purposes other than those necessary to directly further the purposes of this Agreement. Trade secrets and know-how of HSI that were transferred to UTSI or UTSI Affiliate designated by UTSI under the Asset Purchase Agreement are the Confidential Information of UTSI, UTSI Affiliate or Licensor (even if such trade secrets and know-how relates to those of the former or current employees of HSI), and HSI shall not use them, except in accordance with the licenses granted under this Agreement.  Except as permitted by the licenses hereunder or other provisions hereof, neither Party will disclose to any third parties the other’s Confidential Information without the prior written consent of the other Party. Except as expressly provided in this Agreement, no ownership or license right is granted in any Confidential Information.  The Parties’ obligations of confidentiality under this Agreement shall not be construed to limit either Party’s right to independently develop or acquire products without use of, or reference to, the other Party’s Confidential Information.  Neither Party shall be liable to the other Party for disclosure of any information received hereunder if such disclosure is made pursuant to a governmental or judicial mandate, provided that the receiving Party shall have given the other Party notice of such mandate immediately upon its knowledge thereof and prior to any disclosure in compliance therewith, and, provided further, that the receiving Party shall fully cooperate (at the other Party’s sole cost and expense) with any efforts the other Party may take to intervene in any such proceeding or to otherwise prevent such disclosure.

6.                                       IMPROVEMENTS

6.1                                 Joint Ownership of Improvements

In the event that the Parties agree to jointly develop Improvement(s), the Parties will negotiate with each other in good faith and enter into a separate agreement with respect to rights, title and ownership of such Improvement conceived, discovered or reduced to practice jointly by both Parties.

6.2                                 New Improvements by Either Party.

Each Party shall retain all right, title and interest in any and all Intellectual Property in and to Improvements, conceived, discovered or reduced to practice solely by that Party.

7.                                       INFRINGEMENT

7.1                                 INFRINGEMENT AND UNLAWFUL USE BY THIRD PARTIES

HSI shall notify Licensor promptly and fully of any infringement, unauthorized or unlawful use of the Licensed Intellectual Property that comes to its notice or is made aware.  With respect to infringement occurring in the Territory during the Initial Term, upon request by HSI, Licensor shall either (with the selection being in Licensor’s entire discretion):

(i)                                     at HSI’s expenses, bring a lawsuit against any party that is or is alleged to be infringing, using without authorization or using unlawfully any of the Licensed Intellectual Property.  When requested to do so by Licensor, HSI shall fully cooperate in connection with such lawsuit, including but not limited to joining such lawsuit as a party; or

(ii)                                  make a good faith determination, taking into account the interests of both HSI and Licensor, as to whether the benefits of allowing HSI to pursue a lawsuit or other proceeding against any such party with respect to the (alleged) infringement notified by HSI outweigh the risks and/or harms.  If Licensor thus determines that they do, HSI may bring a lawsuit or other proceeding against such party in its own name at HSI’s own expenses, without any prejudice to Licensor, provided that HSI shall indemnify and/or hold harmless Licensor or License Affiliate from any losses that Licensor or Licensor Affiliate incurs from such lawsuit or proceeding brought by HSI.  If Licensor thus determines that they do not, Licensor will negotiate in good faith with HSI an adjustment to the royalty charged hereunder during the Initial Term to account for actual damage caused to HSI from any infringement of the Licensed Intellectual Property; provided, however, Licensor shall have no obligation to negotiate in good faith a royalty adjustment if Licensor (x) reasonably believes that there is no infringement of the Licensed Intellectual Property or (y) would have allowed HSI to bring a lawsuit or proceeding but Licensor reasonably determined that HSI did not have the financial means to indemnify Licensor and Licensor Affiliates from any losses arising out of such lawsuit or proceeding, and that, upon request by Licensor, HSI failed to prove its capacity of such financial means.

Subject to the foregoing indemnification obligations and any other agreement by Licensor and HSI, in any such lawsuit or proceeding brought by HSI at HSI’s expense, HSI shall be entitled to retain all damages and other relief awarded.

7.2                                 INFRINGEMENT AND UNLAWFUL USE BY THE PARTIES

If any third party brings a lawsuit or other proceeding against a Party alleging infringement of or alleging unlawful use of any Intellectual Property, including but not limited to patents or trade secrets, arising from the Party’s use of the Licensed Intellectual Property or otherwise, the Party shall have the sole responsibility to take whatever steps it deems advisable to answer such allegation and to defend itself in such lawsuit or proceeding and the other Party shall not be responsible for the costs of defending such lawsuit or proceeding, for any resulting judgment in law or equity or for the payment of any award of damages or arbitral award.  For avoidance of doubts, HSI shall be responsible for any and all claims made by Motorola against HSI or HSI Affiliate’s activities on or before the Closing and thereafter.  Licensor shall be responsible for any and all claims made by Motorola against Licensor or Licensor Affiliate’s activities after the Closing.  In the event that any third party brings a lawsuit or other proceeding against HSI or HSI Affiliate as to products or services Licensor or Licensor Affiliates make, have made, use, sell, lease or otherwise dispose of or commercially exploit using or containing the Licensed Intellectual Property after the Closing, upon notice by HSI to Licensor, Licensor shall defend HSI or HSI Affiliate in such lawsuit or proceeding or indemnify and/or hold harmless HSI or HSI Affiliate from loss that HSI or HSI Affiliate incurs from such lawsuit or proceeding. In the event that any third party brings a lawsuit or other proceeding against Licensor or Licensor Affiliate as to products or services HSI or HSI Affiliates make, use, sell, lease or otherwise dispose of or commercially exploit using or containing the Licensed Intellectual Property after the Closing, upon notice by Licensor to HSI, HSI shall defend Licensor or Licensor Affiliate in such lawsuit or proceeding or indemnify and/or hold harmless Licensor or Licensor Affiliate from loss that Licensor or Licensor Affiliate incurs from such lawsuit or proceeding.

8.                                       REPRESENTATIONS & WARRANTIES; DISCLAIMERS

8.1                                 REPRESENTATIONS & WARRANTIES

(a)                                  HSI hereby represents and warrants that (i) it has the full power and authority to enter into this Agreement, and (ii) this Agreement has been duly executed and delivered by HSI and, assuming the due execution hereof by Licensor, this Agreement constitutes the legal, valid and binding obligation of HSI, enforceable in accordance with its terms.

(b)                                 Licensor represents and warrants that (i) it has the full power and authority to enter into this Agreement and (ii) this Agreement has been duly executed and delivered by Licensor and, assuming the due execution hereof by HSI, this Agreement constitutes the legal, valid and binding obligation of Licensor, enforceable in accordance with its terms.

8.2                                 DISCLAIMERS

EXCEPT AS EXPRESSLY PROVIDED IN SECTION 8.1 ABOVE OR THE ASSET PURCHASE AGREEMENT, EACH PARTY MAKES NO, AND EXPRESSLY DISCLAIMS ANY AND ALL, FURTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT.

9.                                       TERM AND TERMINATION

9.1                                 This Agreement shall commence on the Effective Date and shall continue unless terminated earlier in accordance with provisions of this Agreement.

9.2                                 This Agreement shall be terminable immediately upon the sending of a written termination notice upon the occurrence of one or more of the following events:

(a)                                  by either Party hereto, if the other Party shall commit a material breach of any of its obligations under this Agreement, and, except as provided in subsection (b) below, the breach is not remedied or cured within thirty (30) calendar days from the giving of written notice requiring such breach to be remedied.  For purposes of clarity, the non-payment of the License Fee by HSI to Licensor pursuant to Section 4.3 of this Agreement shall constitute a material breach;

(b)                                 by either Party hereto, if at any time the other Party ceases performing all of its obligations pursuant to this Agreement due to any event of Force Majeure for a period of at least sixty (60) consecutive calendar days from the giving of written notice requiring that performance be resumed, unless any period of such cessation is attributable in whole or in part to any breach by the other party of any of its obligations pursuant to this Agreement;

(c)                                  by Licensor, if HSI or its creditors or any other eligible party shall file for HSI’s liquidation, bankruptcy, reorganization, compulsory composition, or dissolution, unless a court of competent jurisdiction dismisses such filing or the filing is dismissed by the filing party within thirty (30) calendar days following the date of filing, or if HSI is unable to pay its debts as they become due, has explicitly or implicitly suspended payment of its debts as they became due (except debts contested in good faith), or if the creditors of HSI have taken over its management, or if the relevant financial institutions have suspended HSI’s clearing house privileges, or if any material or significant part of HSI’s undertaking, property, or assets shall be intervened in, expropriated, or confiscated by action of any governmental authority;

(d)                                 by Licensor, if any of the following should occur without its consent, in such a way that Licensor reasonably determines is detrimental to its interests: (i) there is a merger or corporate reorganization of HSI,  (ii) there is any change in the ownership of HSI or the persons having principal authority for the management of HSI, or (iii) there is a sale or transfer of all or substantially all of the assets of HSI.  For avoidance of doubts, if the foregoing should occur in such a way that Licensor reasonably determines is not detrimental to its interests, Licensor will not unreasonably withheld or delay its consent.

(e)                                  by Licensor, if the following should occur without its consent: another person or entity engaged in CDMA infrastructure equipment, cordless base station or subscriber unit business acquires direct or indirect control of HSI; or

(f)                                    by Licensor, if HSI or any person or entity that has direct or indirect control of HSI makes and/or files a claim against Licensor and/or any of Licensor Affiliates contesting Licensor’s ownership or the validity of the Licensed Intellectual Property.

Notwithstanding the foregoing provisions, solely for purposes of exercising the termination rights under this Section 9, HSI shall not be deemed to be in breach of this Agreement for its failure to pay disputed License Fees, provided that it has paid the undisputed amount of License Fees.

9.3                                 EFFECTS OF TERMINATION

Upon termination or expiration of this Agreement, all of the rights and license granted to each Party by the other Party under this Agreement shall immediately terminate and revert to the granting Party.  Upon termination of this Agreement, all accrued License Fees shall be immediately due.

9.4                                 EFFECTS OF INSOLVENCY

The Parties hereby agree that, if any proceeding shall be instituted by or against either Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization, or relief of debtors, or seeking an entry of an order of relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or the Party shall take any action to authorize any of the foregoing actions, the other Party shall have and continue to have the right to retain and enforce its rights under this Agreement, including but not limited to the right to continue to use the Licensed Intellectual Property (in case the other Party is HSI) or the Intellectual Property pursuant to Section 2.3 of this Agreement (in case the other Party is Licensor) in accordance with the terms and conditions of this Agreement, to the extent permissible under the relevant law.  The Parties agree that HSI (in case the other Party is HSI), as a licensee of the Licensed Intellectual Property, or Licensor (in case the other Party is Licensor), as a licensee of the Intellectual Property pursuant to Section 2.3 of this Agreement, shall retain and may fully exercise all of the rights and elections to the full extent permitted under Section 365(n) of the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.) or any similar law of the Republic of Korea.  All rights and licenses granted under or pursuant to this Agreement by Licensor to HSI are, and shall otherwise be deemed to be, licenses of rights to “intellectual property” as defined in Section 365(n) of the United States Bankruptcy Code.

10.                                 GENERAL

10.1                           RELATIONSHIP OF THE PARTIES

This Agreement does not create a fiduciary or agency relationship between HSI and Licensor, each of which shall be and at all times remain independent companies for all purposes.  Nothing in this Agreement is intended to make either Party a general or special agent, joint venturer, partner or employee of the other for any purpose.

10.2                           COUNTERPARTS

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

10.3                           GOVERNING LAW; CONSENT TO JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the Republic of Korea without giving effect to the rules of conflict of laws of the Republic of Korea that would require application of any other law.  Licensor and HSI each consent to and hereby submit to the non-exclusive jurisdiction of the Seoul District Court located in the Republic of Korea in connection with any action, suit or proceeding arising out of or relating to this Agreement, and each of the Parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

10.4                           ENTIRE AGREEMENT

This Agreement and the Exhibits hereto (including agreements incorporated herein) and the Asset Purchase Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein.

10.5                           NO THIRD-PARTY BENEFICIARIES

Nothing in this Agreement, express or implied, is intended to or shall confer on any Person other than the Parties hereto and their respective successors or assigns any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement.  This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

10.6                           INTERPRETATION; ABSENCE OF PRESUMPTION

(a)                                  For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement means “including, without limitation,” unless the context otherwise requires or unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, and (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days.

(b)                                 This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

10.7                           FORCE MAJEURE

A Party shall not be liable for a failure or delay in the performance of any of its obligations under this Agreement where such failure or delay is the result of conditions beyond the control of said Party, such as fire, flood, or other natural disaster, act of God, war, embargo, riot, or the intervention of any government authority, providing that the Party failing in or delaying its performance immediately notifies the other Party of its inability to perform and states the reason for such inability.

10.8                           PUBLICITY

Neither Party shall, without the approval of the other Party, make any press release or other public announcements concerning the terms of the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by judicial order, law or securities exchange rule or regulation or pursuant to a lawful request of a government agency, provided that the Party shall notify the other Party of any such obligation by or lawful request of a government agency prior to any submission/publication of press release or other public announcements.

10.9                           FURTHER ASSURANCES

Each Party shall cooperate and take such action as may be reasonably requested by another Party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

10.10                     EXPORT CONTROL

The Parties shall comply with any and all export regulations and rules now in effect or as may be issued from time to time by the Korean governmental authority, or any other governmental authority which has jurisdiction relating to the export of technology.

10.11                     NOTICES

Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party hereunder shall be in writing and shall be deemed duly given only upon delivery to the Party personally (including by reputable overnight courier service), when telecopied (with confirmation of transmission having been received) during normal business hours or three business days after being mailed by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the Party at its address set forth below (or at such other address for a Party as shall be specified by such Party by like notice):

If to Licensor:

[Licensor]

c/o [         ]

[               ]

Fax: [       ]

Attention:  [        ]

If to HSI:

Hyundai Syscomm, Inc.

San 136-1

Ami-ri, Bubal-eub

Ichon-si, Kongki-do

467-701 Korea

Fax: [      ]

Attention: [        ]

10.12                     ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, subject to Section 9.2, HSI shall not assign its rights or delegate its obligations under this Agreement without the express prior written consent of Licensor.

10.13                     HEADINGS; DEFINITIONS

The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

10.14                     AMENDMENT

This Agreement may not be amended, modified, superseded, canceled, renewed or extended except by a written instrument signed by the Party to be charged therewith.

10.15                     WAIVER; EFFECT OF WAIVER

No provision of this Agreement may be waived except by a written instrument signed by the Party waiving compliance.  No waiver by any Party hereto of any of the requirements hereof or of any of such Party’s rights hereunder shall release the other Parties from full performance of their remaining obligations stated herein.  No failure to exercise or delay in exercising on the part of any Party hereto any right, power or privilege of such Party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such Party.

10.16                     SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF

The Parties hereto each acknowledge that, in view of the uniqueness of the subject matter hereof, the Parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the Parties hereto shall have the right to a claim for injunctive relief and be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the Parties hereto may be entitled at law or in equity.

10.17                     SURVIVAL

The respective rights and obligations of the Parties under Sections 5, 8 and 9.3, and, with respect to such surviving rights and obligations, Sections 10.2, 10.3, 10.4, 10.11, 10.13, 10.16 and 10.17 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their behalf as of the date first written above.

HYUNDAI SYSCOMM, INC.

By
Name:
Title:

[LICENSOR]

By
Name:
Title:

EXHIBIT A

1.                                                                                       All of the right, title and interest in, to and under the Owned Intellectual Property (including any Patents claiming Trade Secrets existing as of the Closing Date) acquired by Licensor pursuant to the Asset Purchase Agreement, including without limitation, the patents, patents pending, utility models, utility models pending and programs listed in Schedule 3.12(a)(1) attached hereto, and including copies and tangible embodiments thereof in whatever form or medium.

2.                                                                                       All of the right, title and interest in, to and under the Transferred IP Agreements acquired by Licensor pursuant to the Asset Purchase Agreement, limited to those specifically listed in Schedule 2 attached hereto, and including copies and tangible embodiments thereof in whatever form or medium.

3.                                                                                       All literature and graphical or written expressions, in whatever form, related to the Owned Intellectual Property acquired by Licensor pursuant to the Asset Purchase Agreement.

[Attach Schedule 3.12(a) and Schedule 2.]

Exhibit 2.05(a)(i)

Form of Bill of Sale and Assignment

BILL OF SALE AND ASSIGNMENT

BILL OF SALE AND ASSIGNMENT, dated as of [             ], 2004 (this ”Bill of Sale and Assignment”), from HYUNDAI SYSCOMM, INC., a corporation organized and existing under the Laws of Korea (the ”Seller”), to UTSTARCOM, INC., a Delaware corporation (the ”Purchaser”).

WHEREAS, the Seller, 3R Inc., a corporation organized and existing under the laws of Korea, Dr. Seong-Ik Jang and the Purchaser have entered into an Asset Purchase Agreement, dated as of February 26, 2004 (the ”Asset Purchase Agreement”; unless otherwise defined herein, capitalized terms shall be used herein as defined in the Asset Purchase Agreement); and

WHEREAS, the execution and delivery of this Bill of Sale and Assignment by the Seller is a condition to the obligations of the Purchaser to consummate the transactions contemplated by the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in the Asset Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby agrees as follows:

1.                                       Sale and Assignment of Assets and Properties.  The Seller hereby sells, assigns, transfers, conveys, grants, bargains, sets over, releases, delivers, vests and confirms unto the Purchaser and its successors and assigns, forever, the entire right, title and interest of the Seller free and clear of all Encumbrances (other than Permitted Encumbrances) in and to any and all of the Purchased Assets, subject to (i) co-ownership or cross-licensing rights of third parties existing on the date of the Asset Purchase Agreement pursuant to agreements specified in Section 3.12(c) of the Disclosure Schedule and (ii) Section 3.31 of the Asset Purchase Agreement.

2.                                       Obligations and Liabilities Not Assumed.  Nothing expressed or implied in this Bill of Sale and Assignment shall be deemed to be an assumption by the Purchaser or its subsidiaries of any Liabilities of the Seller.  Other than the Assumed Liabilities, neither the Purchaser nor its subsidiaries by this Bill of Sale and Assignment, agree to assume or agree to pay, perform or discharge any liabilities of the Seller of any nature, kind or description whatsoever.

3.                                       Further Assurances.  The Seller hereby covenants and agrees that, at any time and from time to time after the date of this Bill of Sale and Assignment, at the Purchaser’s request, the Seller will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, any and all further acts, conveyances, transfers, assignments, and assurances as necessary to grant, sell, convey, assign, transfer, set over to or vest in the Purchaser any of the Purchased Assets.

4.                                       Power of Attorney.  The Seller hereby constitutes and appoints the Purchaser, its successors and assigns, the true and lawful attorney and attorneys of the Seller with full power of substitution, in the name of the Purchaser or in the name and stead of the Seller but on behalf of and for the benefit of the Purchaser, its successors and assigns (and at the expense of the Seller):

(a)                                  to collect, demand and receive any and all Purchased Assets transferred hereunder and to give receipts and releases for and in respect of the same;

(b)                                 to institute and prosecute in the name of the Seller, or otherwise, at the expense and for the benefit of the Purchaser any and all actions, suits or proceedings, at law, in equity or otherwise, which the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets hereby sold and assigned to the Purchaser or intended so to be, to defend or compromise any and all such actions, suits or proceedings in respect of any of such Purchaser Assets, and to do all such acts and things in relation thereto as the Purchaser shall deem advisable for the collection or reduction to possession of any of such Purchased Assets;

(c)                                  to take any and all other reasonable action designed to vest more fully in the Purchaser the Purchased Assets hereby sold and assigned to the Purchaser or intended so to be and in order to provide for the Purchaser the benefit, use, enjoyment and possession of such Assets; and

(d)                                 to do all reasonable acts and things in relation to the Purchased Assets sold and assigned hereunder.

The Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable by it or upon its subsequent dissolution or in any manner or for any reason.  The Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest with respect thereto.  The Seller shall from time to time pay to the Purchaser, when received, any amounts that shall be received directly or indirectly by the Seller (including amounts received as interest) in respect of any Purchased Assets sold, assigned or transferred to the Purchaser pursuant hereto.

5.                                       No Third Party Beneficiaries.  This Bill of Sale and Assignment shall be binding upon and inure solely to the benefit of the Purchaser and its permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Bill of Sale and Assignment.

6.                                       Severability.  If any term or other provision of this Bill of Sale and Assignment is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Bill of Sale and Assignment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either the Seller or the Purchaser.

7.                                       Governing Law.  This Bill of Sale and Assignment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

8.                                       Dispute Resolution.  Any dispute, controversy or claim arising out of or in connection with this Bill of Sale and Assignment shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the Rules of Arbitration of the International Chamber of Commerce.  The venue of the arbitration shall be San Francisco, California, USA.  The language of the proceedings shall be English.

IN WITNESS WHEREOF, this Bill of Sale and Assignment has been executed by the Seller as of the date first above written.

HYUNDAI SYSCOMM, INC.

By:
Name:
Title:

Exhibit 2.05(a)(ii)

Form of Assignment of Owned Intellectual Property

ASSIGNMENT OF OWNED INTELLECTUAL PROPERTY

This ASSIGNMENT OF OWNED INTELLECTUAL PROPERTY (this ”Assignment”), effective the [      ] day of [             ], 2004, is made and entered into by and between HYUNDAI SYSCOMM, INC., a corporation organized and existing under the Laws of Korea (the “Assignor”), and UTSTARCOM, INC., a Delaware corporation  (“Assignee”) (each a ”Party,” and collectively, the ”Parties”).  Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, Assignor is the owner of each of (i) the patents and patent applications set forth on Schedule A hereto (the ”Patents”); and (ii) the copyright registrations and copyright applications set forth on Schedule B hereto (the ”Copyrights”) ((i)-(ii), collectively, the ”Purchased Registered Intellectual Property”);

WHEREAS, Assignor, Assignee, 3R Inc., a corporation organized and existing under the laws of Korea, and Dr. Seong-Ik Jang entered into that certain Asset Purchase Agreement, dated as of February 26, 2004 (the ”Purchase Agreement”), pursuant to which Assignee agreed to purchase the Purchased Assets from Assignor, including all of Assignor’s right, title and interest in, to and under the Owned Intellectual Property, including, but not limited to, the Purchased Registered Intellectual Property; and

WHEREAS, the execution and delivery of this Assignment is a condition to Closing.

NOW THEREFORE, for the consideration set forth in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Assignment.  Effective upon Closing, Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in and to the Purchased Registered Intellectual Property, including all rights therein provided by international conventions and treaties, and the right to sue for past, present and future infringement thereof , subject to (i) co-ownership or cross-licensing rights of third parties existing on the date of the Purchase Agreement pursuant to agreements specified in Section 3.12(c) of the Disclosure Schedule and (ii) Section 3.31 of the Purchase Agreement.

2.  No Warranties.  Except as expressly provided in the Purchase Agreement, Assignor makes no warranties, express or implied, with respect to the Purchased Registered Intellectual Property.

3.  Further Assurances.  Assignor shall, at the cost and expense of Assignee, timely execute and deliver any additional documents and perform such additional acts necessary or desirable to record and perfect the interest of Assignee in and to the Purchased Registered Intellectual Property, and shall not enter into any agreement in conflict with this Assignment.

4.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

5.  Counterparts.  This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

6.  Power of Attorney.  The Seller shall execute a power of attorney substantially in the form attached hereto as Attachments A and C and the Purchaser shall execute a power of attorney substantially in the form attached hereto as Attachments B and C.

IN WITNESS WHEREOF, each Party has caused this Assignment to be executed by its duly authorized representative.

HYUNDAI SYSCOMM, INC.

By:
Name:
Title:

UTSTARCOM, INC.

By:
Name:
Title: